                                                                   Exhibit 99.2


                                                         AS EXECUTED - CONFORMED





================================================================================
                          LIMITED PARTNERSHIP AGREEMENT


                            Dated as of July 1, 1998

                                     between

                                  KB USA, L.P.

                                       and

                                  KBI SUB INC.
================================================================================

                                TABLE OF CONTENTS


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                                                                                                            PAGE

ARTICLE 1     CERTAIN DEFINITIONS.......................................................................      1


ARTICLE 2     THE PARTNERSHIP...........................................................................     17

         2.1  Formation; Termination of Original Partnership Agreement..................................     17
         2.2  Partners..................................................................................     17
         2.3  Name......................................................................................     17
         2.4  Registered Office; Registered Agent.......................................................     18
         2.5  Principal Office..........................................................................     18
         2.6  Purpose...................................................................................     18
         2.7  Duration..................................................................................     19
         2.8  Property Ownership; Subsidiaries..........................................................     19
         2.9  Capital Contributions.....................................................................     20
         2.10 Other Agreements..........................................................................     21
         2.11 Liability of the Limited Partner..........................................................     21

ARTICLE 3     MANAGEMENT OF THE PARTNERSHIP.............................................................     22

         3.1  Management by the General Partner.........................................................     22
         3.2  Limitations on General Partner's Authority................................................     27
         3.3  Persons Dealing with the Partnership......................................................     30
         3.4  Enforcement of Certain Rights.............................................................     31
         3.5  Certain Guarantees by KB..................................................................     31
         3.6  Allocation Shortfalls and Allocation Defaults.............................................     31
         3.7  Compliance Certificate....................................................................     34
         3.8  Valuation of Certain Contributions and Distributions......................................     35
         3.9  Partnership Opportunities.................................................................     35

ARTICLE 4     ALLOCATIONS...............................................................................     35

         4.1  Profits...................................................................................     35
         4.2  Losses....................................................................................     37
         4.3  Special Allocations.......................................................................     37
         4.4  Curative Allocations......................................................................     41
         4.5  Other Allocation Rules....................................................................     42
         4.6  Tax Allocations:  Section 704(c) of the Code..............................................     42

ARTICLE 5     DISTRIBUTIONS; PARTIAL RETIREMENT OF LIMITED PARTNER'S
              INTEREST..................................................................................     43

         5.1  General...................................................................................     43
         5.2  Distribution Policy.......................................................................     43
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                                      (i)

                                TABLE OF CONTENTS
                                   (Continued)

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                                                                                                            PAGE

         5.3  Insufficient or Excess Distributions......................................................     45
         5.4  Certain Limitations.......................................................................     46
         5.5  Liquidating Distributions.................................................................     46
         5.6  Partial Retirement of the Limited Partner's Interest......................................     46
         5.7  No Interest...............................................................................     46
         5.8  Loans to KB and Its Affiliates............................................................     47
         5.9  Payment of Fees and Expenses..............................................................     47
         5.10 Distributions of Trademarks in Certain Circumstances......................................     47

ARTICLE 6     ACCOUNTING AND TAXATION...................................................................     47

         6.1  Fiscal Year...............................................................................     47
         6.2  Accountants...............................................................................     47
         6.3  Maintenance of Books, Records and Accounts................................................     48
         6.4  Access to Books and Records...............................................................     48
         6.5  Financial Statements......................................................................     49
         6.6  Taxation..................................................................................     52

ARTICLE 7     TRANSFER OF PARTNERSHIP INTERESTS.........................................................     53

         7.1  Limitation on Right to Transfer Partner's Interest........................................     53
         7.2  Transfer to an Affiliate..................................................................     55
         7.3  Transfers in Breach of Agreement Void.....................................................     55

ARTICLE 8     DISSOLUTION OF THE PARTNERSHIP............................................................     55

         8.1  No Dissolution............................................................................     55
         8.2  Waiver of Right to Dissolve...............................................................     55
         8.3  No Payment in Certain Circumstances.......................................................     56
         8.4  Effect of Dissolution; Distribution of Assets.............................................     56
         8.5  Termination of the Partnership............................................................     57
         8.6  Survival of Obligations; Damages..........................................................     57

ARTICLE 9     INDEMNIFICATION...........................................................................     57

         9.1  Indemnification for Breach................................................................     57
         9.2  Indemnification of General Partner........................................................     57
         9.3  Indemnification of Limited Partner........................................................     58

ARTICLE 10    WAIVER OF PARTITION.......................................................................     58


ARTICLE 11    RELATED PROVISIONS........................................................................     58
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                                      (ii)

                                TABLE OF CONTENTS
                                   (Continued)

Schedule 3.1(c)(i)         Powers and Actions Reserved to the Chief
                           Executive Officer, subject to the Direction of the Limited Partner

Schedule 3.1(c)(ii)        Powers and Actions Reserved to the Chief
                           Financial Officer, subject to the Direction of the Limited Partner

Exhibit 3.7                Form of Compliance Certificate

Exhibit 6.5                Form of Section 6.5 Financial Statements



                                      (iii)

                          LIMITED PARTNERSHIP AGREEMENT

                  LIMITED PARTNERSHIP AGREEMENT, dated as of July 1, 1998, between KB USA, L.P., a limited partnership organized and existing under the laws of Delaware ("KBLP"), and KBI SUB INC., a corporation organized and existing under the laws of Delaware ("KBI Sub"). KBLP and KBI Sub are sometimes referred to herein individually as a "Partner" and collectively as the "Partners".

                                   WITNESSETH:

                  WHEREAS, the Partners own in the aggregate one hundred percent (100%) of the partnership interests in a limited partnership (the "Partnership") which was formed under the Delaware Revised Uniform Limited Partnership Law (6 Del. C. Section 17-101 et seq.), as amended from time to time (the "Act"), by the filing on October 21, 1997, of a certificate of limited partnership and the execution of a limited partnership agreement dated as of October 21, 1997 (the "Original Partnership Agreement") for the purpose of engaging in, among other things, the research, development, registration, distribution, marketing and sale of pharmaceutical products;

                  WHEREAS, the Partners desire to terminate the Original Partnership Agreement and to adopt this Agreement as the limited partnership agreement of the Partnership;

                  WHEREAS, Astra AB, a company limited by shares organized and existing under the laws of Sweden ("KB"), Merck Co., Inc., a New Jersey corporation ("TR"), Astra Merck Inc., a Delaware corporation ("KBI"), Astra USA, Inc., a New York corporation ("KB USA"), KBLP, KBI Sub and certain other parties have entered into the Master Restructuring Agreement (as defined hereinafter), which provides, among other things, for the execution of this Agreement (which is in the form of Exhibit P to the Master Restructuring Agreement) by the Partners; and

                  WHEREAS, the Partnership shall be operated in accordance with the terms of the Act, this Agreement, the Master Restructuring Agreement and the Ancillary Agreements (as hereinafter defined);

                  NOW, THEREFORE, in consideration of the premises and the agreements contained herein, the Partners hereby agree as follows:

                                    ARTICLE 1

                               CERTAIN DEFINITIONS

                  Without limiting any other terms defined herein, as used in this Agreement the following terms shall have the following respective meanings.

                   "Accountants" shall mean such firm of independent auditors of the Partnership as may be selected and approved in accordance with Section 3.2 from time to time.

                  "Act" shall have the meaning set forth in the premises of this Agreement.

                  "Adjusted Capital Account Deficit" shall mean, with respect to the Limited Partner, the deficit balance, if any, in the Limited Partner's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

                           (i) there shall be credited to such Capital Account any amounts which such Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

                           (ii) there shall be debited to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the
         Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                  "Affiliate" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Allocation Default" shall have the meaning set forth in
Section 3.6.

                  "Allocation Shortfall" shall have the meaning set forth in
Section 3.6.

                  "Allocation Year" shall mean (i) the period commencing on the Closing Date and ending on December 31, 1998, (ii) any subsequent period commencing on January 1 and ending on the following December 31, or (iii) any portion of the period described in clause (ii) for which the Partnership is required to allocate Profits, Losses and other items of Partnership income, gain, loss or deduction pursuant to Article 4.

                  "Ancillary Agreements" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Animal Health Uses" shall have the meaning set forth in the Selected Compounds Contribution Agreement.

                  "Applicable Rounded Federal Tax Rate" for a year shall mean the Federal Tax Rate in effect for such year; provided, however, that if such Federal Tax Rate (expressed as a percentage) includes an amount which is a fraction of a percentage point (e.g., 33-1/4%), such rate shall be rounded to the next highest whole percentage rate (e.g., 34%).

                  "Average PGM" shall mean the average selling margin of a product for the two most recent Fiscal Years following the first anniversary of the First Commercial Sale of such product, computed as: (i) the total Net Sales of such product by the Partnership, less the sum of (A) the Partnership's cost of goods sold and (B) the amount of any royalty with respect to such sales payable by the Partnership and not otherwise included in the cost of goods sold, divided by (ii) the total Net Sales of such product by the Partnership.

                  "Bankruptcy" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Capital Account" shall mean, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

                           (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.3 or Section 4.4, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

                           (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.3 or Section 4.4, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

                           (iii) In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that such Capital Account relates to the transferred Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or any Partner), are computed in order to comply with such Regulations, the General Partner may make such modification, provided, however, that it is not likely to have a material adverse effect on the amounts distributable to any Partner pursuant to Section
8.4 upon the dissolution and liquidation of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with
Section 1.704-1(b) of the Regulations, provided, however, that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on the Limited Partner, such adjustment shall require the Consent of the Limited Partner.

                  "Capital Contribution" shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership by such Partner (or its predecessors in Interest) with respect to the Interest held by such Partner. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Partnership by the maker of the note (or a Partner related to the maker of the note within the meaning of Section 1.704-1(b)(2)(ii)(c) of the Regulations) shall not be included in the Capital Account of any Partner until the Partnership makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Section 1.704-1(b)(2)(iv)(d)(2) of the Regulations.

                  "Certificate of Limited Partnership" shall mean the certificate of limited partnership and any and all amendments thereto and restatements thereof filed on behalf of the Partnership with the office of the Secretary of State of the State of Delaware.

                  "Closing Date" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, as in effect on the date of this Agreement.

                  "Compound" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Consent of the Limited Partner" shall mean the written consent or approval in writing of the Limited Partner.

                  "Contingent Amount Gross-Up" shall mean, for each Fiscal Quarter ending prior to July 1, 2000, the product of (A) the Fourth Tier Amount for such Fiscal Quarter multiplied by (B) LIBOR using a LIBOR Period of one (1) year, compounded quarterly from the last day of such Fiscal Quarter through the date of distribution of such amount to the Limited Partner pursuant to Section
5.2. For purposes of the foregoing, LIBOR using said one (1) year LIBOR Period shall be determined on the Closing Date and each anniversary thereof.

                  "Covered Compound" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Debt" shall mean, with respect to any Person, the following liabilities and obligations, whether incurred by such Person, directly or indirectly, without duplication:

                           (i)  its liabilities for borrowed money;

                           (ii) its liabilities for the deferred purchase price of property acquired by it (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                           (iii) the amount of the obligation of such Person as the lessee under any Capital Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person ("Capital Lease" meaning, at any time, a lease with respect to which such Person, as lessee, is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP);

                           (iv) amounts secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such amounts);

                           (v) all of its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks or other financial institutions (whether or not representing obligations for borrowed money);

                           (vi) payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency, or any other financial transaction in which such Person and another Person agree to exchange streams of payments over time according to a predetermined formula ("Swaps"); for the purposes of this clause (vi), the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined;

                           (vii) any Guarantee of such Person with respect to liabilities or obligations of any Person of the character described in any of the clauses described in (i) through (vi) above ("Guarantee" meaning, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other Debt or obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person);

                           (viii) all liabilities and obligations of any Subsidiary of such Person of the character described in clauses (i) through (vii) above; and

                           (ix) all liabilities and obligations of the character described in clauses (i) through (viii) above with respect to which, and to the extent that, such Person remains legally liable, notwithstanding that such liability or obligation is deemed extinguished under GAAP;

provided, however, that Debt of any Person shall not include liabilities for taxes, assessments and governmental charges or levies, claims for labor, material and supplies or unsecured current debt incurred in the ordinary course of business and not as a result of borrowing or in respect of obligations of others, and Debt for any Subsidiary of the Partnership shall not include any liabilities or obligations of the character described in clauses (i) through (vii) that are owing to the Partnership.

                  "Depreciation" shall mean, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner, provided further, that all intangible property (including goodwill) contributed to the Partnership whose tax basis is zero at the time of contribution (or at the time of adjustment to Gross Asset Value as a result of the partial retirement of the Limited Partner's Interest pursuant to Section 5.6) shall be amortized on a straight line basis over 15 years.

                  "Distribution Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Dollars" shall have the meaning set forth in the Master Restructuring Agreement.

                  "FDA" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Federal Tax Rate" shall mean the highest marginal U.S. federal corporate income tax rate as in effect from time to time.

                   "Financial Assets" shall mean interest-bearing securities or interest-bearing financial instruments (including without limitation U.S. government securities and corporate bonds, debentures, notes, and commercial paper) that are non-convertible and non-exchangeable and do not bear any other rights to acquire any equity security or equity interest and (i) are senior unsubordinated obligations issued by KB, or (ii) are Investment Grade Obligations, or (iii) are senior unsubordinated obligations of the issuer that are fully guaranteed on a senior unsubordinated basis as to the payment of principal and interest by KB or by any entity whose outstanding unsecured debt securities or commercial paper are Investment Grade Obligations and would continue to be Investment Grade Obligations after the effectiveness of such guarantee or (iv) meet other creditworthiness standards satisfactory to the Limited Partner in its sole discretion.

                  "First Commercial Sale" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Fiscal Quarter" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Fiscal Year" shall have the meaning set forth in Section 6.1.

                  "Fourth Tier Amount" shall mean, with respect to any period, the sum of: (i) the KB USA Products Contingent Amount, (ii) the Group D Products Contingent Amount, (iii) (A) 43.75% of any recovery received by the Partnership pursuant to Section 9.2(g) of the Amended and Restated KBI License (as defined in the Master Restructuring Agreement) in respect of a Selected Compound that is a Group C Compound or received pursuant to Section 9.7(b) of the Amended and Restated KBI License (as defined in the Master Restructuring Agreement) in respect of a Selected Use of a Group C Compound or (B) 45% of any such recovery in respect of a Selected Compound that is a Group A Compound or a Group B Compound or in respect of a Selected Use of a Group A Compound or a Group B Compound, (iv) that portion of the consideration received in such period which is to be credited to KBI Sub or included in the Fourth Tier Amount in respect of (in all cases disregarding any amounts taken into account in calculating contingent amounts) (A) any Total Cash Outlicensing pursuant to Section 3.6(f) of the Master Restructuring Agreement, (B) any Special Case Outlicensings pursuant to Section 3.6(g)(i) of the Master Restructuring Agreement, (C) the Outlicense of omeprazole described in Section 3.6(g)(ii)of the Master Restructuring Agreement or (D) any amounts agreed by the parties to be Fourth Tier Amounts (x) pursuant to Section 3.6(g)(v) or Section 3.6(h) of the Master Restructuring Agreement or otherwise or (y) in connection with any consent which may be given by KBI Sub pursuant to Section 3.6 of the Master Restructuring Agreement and (v) one percent (1%) of the sum of the following product for all Fiscal Quarters: (A) LIBOR using a LIBOR Period of three (3) months plus 50 basis points times (B) the sum of the cost basis to the Partnership of all equity interests held by the Partnership from time to time during such Fiscal Quarter in KB Affiliates that are not Pass-Through Entities; provided, however, that the "Fourth Tier Amount" for the Allocation Year which includes the Retirement Date and all subsequent Allocation Years shall not include any amounts in respect of any Total Cash Outlicensing occurring after the end of the three Fiscal Years or thirty-six (36) full calendar months used to compute the Limited Partner Share of Agreed Value; and provided, further, that with respect to the period following the Retirement Date, "Fourth Tier Amount" shall not include the KB USA Products Contingent Amount or the Group D Products Contingent Amount other than the Group D Products Contingent Amount, if any, in respect of Animal Health Uses and Non-Medical Uses of omeprazole and perprazole. The Allocation Year which includes the Retirement Date shall be divided into a period up to and including the Retirement Date and a second period following the Retirement Date for purposes of determining the Fourth Tier Amount for such Allocation Year. For purposes of the foregoing, LIBOR using said three (3) month LIBOR Period shall be determined for each Fiscal Quarter.

                  "GAAP" shall mean U.S. generally accepted accounting principles, applied on a consistent basis.

                  "General Partner" shall mean KBLP and any successor general partner of the Partnership pursuant to the provisions of this Agreement.

                  "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                           (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset; provided, however, that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to
         Section 2.9(a) and (b) shall be as set forth in Section 2.9(a) or (b), as applicable, and the initial Gross Asset Values of assets otherwise contributed to the Partnership shall be determined in accordance with
         Section 3.8.

                           (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, only as of the following times: (A) the distribution by the Partnership to the Limited Partner in retirement of a portion of its Interest pursuant to Section 5.6 and (B) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations.

                           (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined in accordance with Section 3.8.

                           (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and subparagraph (vi) of the definition of "Profits" and "Losses" in Article 1 or Section 4.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the General Partner determines that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of Article 4.

                  "Group D Product" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Group D Products Contingent Amount" shall have the meaning set forth in the Master Restructuring Agreement.

                  "IAS" shall mean International Accounting Standards, applied on a consistent basis.

                  "Indemnity Losses" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Initial Agreements" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Interest" shall mean a Partner's interest in the Partnership.

                  "Investment Grade Obligations" shall mean obligations rated BBB or higher by Standard and Poor's or rated in an equivalent category by any other rating agency nationally recognized in the United States or obligations that are senior to or rank pari passu with long-term securities or financial instruments of the same issuer that are so rated.

                  "KB USA Asset Contribution Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

                  "KB USA Bundled Group" shall mean any group of products or Compounds contributed to the Partnership pursuant to the KB USA Asset Contribution Agreement which the Partnership in the ordinary course of business typically offers and sells together or collectively as a group of bundled products or Compounds, which products or Compounds have directly related uses, and the effect of which is to cause sales of certain products or Compounds within such group to be sold at a higher profit margin than otherwise attainable if sold separately. No product or Compound shall be included in a KB USA Bundled Group if more than twenty percent (20%) of its total unit volume sales is from sales independent of a KB USA Bundled Group (without giving effect to the limitation in this sentence). For purposes of the foregoing, a KB USA Bundled Group may include the same products and Compounds sold in various strengths and types or packaged in different containers (such as glass vials, glass ampules or pre-filled syringes), or may include different products and Compounds (possibly in various strengths and/or packaged in different containers), which have directly related uses.

                  "KB USA Bundled Product" shall mean any product or Compound which is part of a KB USA Bundled Group.

                  "KB USA Product" shall have the meaning set forth in the Master Restructuring Agreement.

                  "KB USA Products Contingent Amount" shall have the meaning set forth in the Master Restructuring Agreement.

                  "KBI Asset Contribution Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

                  "KBI Shares Option" shall mean KB's option to acquire all the outstanding shares of common stock of KBI upon the terms and subject to the conditions set forth in the KBI Shares Option Agreement.

                  "KBI Shares Option Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

                  "KBI-E" shall mean Astra Merck Enterprises, Inc., a Delaware corporation.

                  "KBI-E Asset Contribution Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

                  "KBI-E Asset Option Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

                  "KBI-E Asset Purchase" shall have the meaning set forth in the Master Restructuring Agreement.

                  "LIBOR" shall have the meaning set forth in the Master Restructuring Agreement.

                  "LIBOR Period" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Lien" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Limited Partner" shall mean KBI Sub and any successor limited partner of the Partnership pursuant to the provisions of this Agreement.

                  "Limited Partner Share of Agreed Value" shall mean, as of the Retirement Date, (A) the Multiple (as defined in the KBI-E Asset Option Agreement) times the average annual KB USA Products Contingent Amount and the average annual Group D Products Contingent Amount for the three (3) Fiscal Years immediately preceding the applicable Exercise Year (as defined in the KBI-E Asset Option Agreement) (or, in the event the Required Sale (as defined in the KBI-E Asset Option Agreement) occurs pursuant to Section 4.2 of the KBI-E Asset Option Agreement, for the three (3) periods of twelve (12) consecutive full calendar months during the thirty-six (36) consecutive full calendar months immediately preceding the Trigger Event (as defined in the Master Restructuring Agreement)), excluding that portion of such average annual KB USA Products Contingent Amount and Group D Products Contingent Amount that is attributable to Weighted Net Sales of KB USA Products and Group D Products that have been disposed of by the Partnership pursuant to a Total Cash Outlicensing that is consummated during the three (3) Fiscal Years immediately preceding the Exercise Year (or, in the event the Required Sale occurs pursuant to Section 4.2 of the KBI-E Asset Option Agreement, during the thirty-six (36) months immediately preceding the Trigger Event), plus (B) the Factor Amount (as defined in the KBI-E Asset Option Agreement).

                  "Loss" and "Losses" shall have the meaning set forth in the definition of "Profits" and "Losses".

                  "Manufacturing Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Master Restructuring Agreement" shall mean the Master Restructuring Agreement, dated as of June 19, 1998, between KB, TR, KBI, KBLP, KB USA, KBI Sub, KBI-

E, Merck Holdings, Inc., and the Partnership, as such agreement is amended, modified, supplemented or restated from time to time.

                  "Net Investment Income" for any period means the excess of the investment income of the Partnership, excluding any investment income attributable to Qualifying Financial Assets, for such period over all expenses, charges, fees, commissions, or the like for such period attributable to Debt of the Partnership.

                  "Net Sales" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Non-Controlled Entity" shall mean any Person in which the Partnership owns any equity interest but does not own, directly or indirectly, more than fifty percent (50%) of the outstanding voting interests.

                  "Non-Medical Uses" shall have the meaning set forth in the Selected Compounds Contribution Agreement.

                  "Nonrecourse Deductions" shall have the meaning set forth in
Section 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

                  "Nonrecourse Liability" shall have the meaning set forth in
Section 1.704-2(b)(3) of the Regulations.

                  "Original Capital Contribution" shall mean, with respect to KBLP, the business and assets contributed to the Partnership as KBLP's initial Capital Contribution pursuant to Section 2.9(a), and with respect to KBI Sub, the business and assets contributed to the Partnership as KBI Sub's initial Capital Contribution pursuant to Section 2.9(b).

                  "Other Life Sciences Businesses" shall have the meaning set forth in Section 2.6.

                  "Outlicensing" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Partial Retirement" shall have the meaning set forth in
Section 5.6.

                  "Partner" shall mean each person or entity that is a partner of the Partnership as it may be constituted from time to time from and after the date hereof, initially KBLP and KBI Sub.

                  "Partner Nonrecourse Debt" shall have the same meaning as the term "partner nonrecourse debt" set forth in Section 1.704-2(b)(4) of the Regulations.

                  "Partner Nonrecourse Debt Minimum Gain" shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

                  "Partner Nonrecourse Deductions" shall have the same meaning as the term "partner nonrecourse deductions" set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

                  "Partnership" shall have the meaning set forth in the premises of this Agreement.

                  "Partnership Minimum Gain" shall have the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

                  "Pass-Through Entity" shall mean any entity which, for U.S. federal income tax purposes, is treated as a partnership or as an entity that is disregarded as being separate from its owner.

                  "Permitted Businesses" shall have the meaning set forth in
Section 2.6.

                  "Person" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Primary Business" shall have the meaning set forth in Section 2.6.

                  "Priority Return" shall mean an amount equal to:

                  (i) for every Fiscal Quarter beginning after June 30, 1998 and ending on or before the Retirement Date, the amount set forth in Column A of the following table, minus, for Fiscal Quarters beginning after December 31, 2009, the amount set forth in Column C of the table set forth below, in each case as set forth opposite the Applicable Rounded Federal Tax Rate;

                  (ii) for every Fiscal Quarter beginning on or after the Retirement Date, the amount set forth in Column B of the following table, minus, for Fiscal Quarters beginning after December 31, 2009, the amount set forth in Column C of the table set forth below, in each case as set forth opposite the Applicable Rounded Federal Tax Rate; and

                  (iii) for the Fiscal Quarter that includes the Retirement Date, if such Retirement Date is neither the first nor the last day of such Fiscal Quarter, the sum of (A) the product of multiplying the Priority Return for the Fiscal Quarter next preceding such Fiscal Quarter by a fraction the numerator of which is the number of days in such Fiscal Quarter preceding and including the Retirement Date, and the denominator of which is the total number of days in such Fiscal Quarter, plus (B) the product of multiplying the Priority Return for the Fiscal Quarter next following such Fiscal Quarter by a fraction the numerator of which is the number of days in such Fiscal Quarter following the Retirement Date and the denominator of which is the total number of days in such Fiscal Quarter. For purposes of this clause (iii), fractions shall be converted to decimal numbers rounded to five (5) places.

                    TABLE FOR COMPUTATION OF PRIORITY RETURN
--------------------------------------------------------------------------------

            PRIORITY RETURN FOR APPLICABLE ROUNDED FEDERAL TAX RATES
                               (QUARTERLY AMOUNT)
--------------------------------------------------------------------------------

                                   COLUMN A:                 COLUMN B:                 COLUMN C:
                                   ---------                 ---------                 ---------

                                                                                  REDUCTION FOR FISCAL
                              ON OR PRIOR TO THE             AFTER THE            QUARTERS COMMENCING
                                RETIREMENT DATE           RETIREMENT DATE              AFTER 2009
                                ---------------           ---------------              ----------


 PRIORITY RETURN FOR
 APPLICABLE ROUNDED
 FEDERAL TAX RATES OF:

     35% or more.........         $75,094,397                $54,394,397               $2,670,259
     34%.................         $74,214,368                $53,514,368               $2,573,929
     33%.................         $73,360,609                $52,660,609               $2,480,475
     32%.................         $72,531,960                $51,831,960               $2,389,769
     31%.................         $71,727,330                $51,027,330               $2,301,693
     30%.................         $70,945,690                $50,245,690               $2,216,133
     29%.................         $70,186,067                $49,486,067               $2,132,983
     28% or less.........         $69,447,545                $48,747,545               $2,052,143


                  The Priority Return shall be cumulative, and all amounts thereof due but not distributed shall be increased from the last day of the Fiscal Quarter with respect to which such amount is due by an amount equal to nine and three one hundredths percent (9.03%) per annum, compounded quarterly until paid.

                  "Profits" and "Losses" shall mean, for each Allocation Year, an amount equal to the Partnership's taxable income or loss for such Allocation Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

                           (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss.

                           (ii) Any expenditures of the Partnership described in
         Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses", shall be subtracted from such taxable income or loss.

                           (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of "Gross Asset Value", the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

                           (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

                           (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of "Depreciation".

                           (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

                           (vii) Any items which are specially allocated pursuant to Section 4.3 or Section 4.4 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss, expense or deduction available to be specially allocated pursuant to Sections 4.3 and 4.4 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

                  "Put Option Event" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Qualifying Financial Asset" shall mean any Financial Asset which is designated by the General Partner in writing to the Limited Partner as being a Qualifying Financial Asset. A Qualifying Financial Asset may not be redesignated a non-Qualifying Financial Asset unless at the time of such redesignation such asset could be distributed to the General Partner in accordance with Section 5.2(c).

                  "R&D Expenses" shall mean research and development expenses of the Partnership including, without limitation, expenses related to the following:

                           (i) discovering, developing, registering and testing Compounds or products for commercial sale;

                           (ii) developing new or alternative dosage forms, new claims, new indications or line extensions of existing Compounds and products, whether such expenses are incurred prior to or following approval by the FDA ("FDA Approval") of such Compound or product; and

                           (iii) conducting clinical studies of Compounds or products, whether or not such expenses are incurred prior to or following FDA Approval of such Compounds or products.

Without limiting the generality of the foregoing, R&D Expenses shall include all research and development expenses of the Partnership relating to its Primary Business or any other Permitted Business. R&D Expenses also shall include research and development expenses of any Wholly-Owned Subsidiary that is a Pass-Through Entity but shall not include any distributive share of the Partnership of research and development expenses of a Pass-Through Entity that is not a Wholly-Owned Subsidiary. Depreciation shall not be included in R&D Expenses.

                  "Regulations" shall mean the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended, modified or supplemented through the Closing Date, except that "Regulations under Section 704" shall mean the Regulations under Section 704 of the Code or under the applicable subsection thereof, as such Regulations may be amended, modified or supplemented from time to time.

                  "Regulatory Allocations" shall have the meaning set forth in
Section 4.4.

                  "Retirement Date" shall have the meaning set forth in Section 5.6.

                  "Select Officers" shall mean the chief executive officer, chief financial officer, chief operating officer, general counsel, vice president of marketing, vice president of human resources and vice president of manufacturing, if any, of the Partnership.

                  "Selected Compounds Contribution Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

                  "SG&A Expenses" shall mean the selling, general and administrative expenses of the Partnership, including, without limitation, the following:

                           (i) expenses related to selling, promoting, marketing and advertising products (including samples);

                           (ii) expenses related to general and corporate administrative expenses, including, but not limited to finance, legal, human resources, public and governmental affairs, executive and computer resources;

                           (iii) expenses related to procurement, planning and logistics;

                           (iv) royalties payable to Persons who are not Affiliates; and

                           (v) management or similar charges or fees paid to the General Partner or any of its Affiliates;

but specifically excluding, without limitation, Depreciation, interest expense, losses from sales of financial assets, and including without limitation securities, capital assets, settlements of judgments, and foreign exchange losses. Without limiting the generality of the foregoing, SG&A Expenses shall include all such selling, general and administrative expenses of the Partnership relating to its Primary Business or any other Permitted Business. SG&A Expenses also shall include selling, general and administrative expenses of any Wholly-Owned Subsidiary that is a Pass-Through Entity but shall not include any distributive share of the Partnership of selling, general and administrative expenses of a Pass-Through Entity that is not a Wholly-Owned Subsidiary.

                  "Special Case Outlicensings" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person, individually or together with one or more of its Subsidiaries, owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a fifty percent (50%) interest in the profits or capital thereof is owned by such Person and/or one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Partnership.

                  "Tax Matters Partner" shall have the meaning set forth in
Section 6.6(c).

                  "Threshold Amount" shall mean $2 billion for the first two (2) Allocation Years of the Partnership and shall be reduced by $284 million in each Allocation Year thereafter, but shall not be reduced below $1 billion.

                  "Total Cash Outlicensing" shall have the meaning set forth in the Master Restructuring Agreement.

                  "TR Non-Controlled Entity" shall mean any entity in which TR, directly or indirectly, controls, through share ownership or contract, the election of 30% or more of the board of directors or 30% or more of the voting power.

                  "Trademark Rights Contribution Agreement" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Transfer", when used as a verb, shall mean, with respect to any property or asset (or any interest therein) sell, assign, pledge, encumber, hypothecate, dispose of or otherwise transfer, and when used as a noun, shall mean sale, assignment, pledge, encumbrance, hypothecation, disposition or other transfer.

                  "Weighted Average PGM" with respect to any KB USA Bundled Group shall mean the sum of the total of the Average PGMs for all KB USA Bundled Products for the most recently completed two Fiscal Years divided by the total Net Sales for all such KB USA Bundled Products for the most recently completed two Fiscal Years.

                  "Weighted Net Sales" shall have the meaning set forth in the Master Restructuring Agreement.

                  "Wholly-Owned Subsidiary" shall have the meaning set forth in the Master Restructuring Agreement.

                  Capitalized terms used and not defined herein shall have the respective meanings set forth in the Master Restructuring Agreement.

                                    ARTICLE 2

                                 THE PARTNERSHIP

                  2.1 Formation; Termination of Original Partnership Agreement. The Partners, having acquired in the aggregate one hundred percent (100%) of the ownership interests in the Partnership from the owners thereof and having been substituted for such owners as the general partner and limited partner of the Partnership, respectively, hereby terminate the Original Partnership Agreement and all rights and obligations thereunder and adopt this Agreement in substitution therefor as the limited partnership agreement of the Partnership.

                  2.2      Partners.

                  (a) Initially, KBLP shall be the general partner of the Partnership, and KBI Sub shall be the limited partner of the Partnership.

                  (b) Except as specifically altered by the express terms of this Agreement, the Master Restructuring Agreement and the Ancillary Agreements, the rights and obligations of the parties as Partners of the Partnership shall be as set forth in the Act.

                  2.3 Name. The name of the Partnership shall be "Astra Pharmaceuticals, L.P." The Partnership's business may be conducted under the name of the Partnership, which may be changed by the General Partner, or any other name or names deemed advisable by the General Partner; provided, however, that (i) such name shall not include the word "Merck" or any word confusingly similar thereto, (ii) such name shall include the words "Limited Partnership" or the initials "L.P." or "LP" and (iii) in the case of a change of the name of the Partnership, the General Partner shall cause an appropriate amendment to the Certificate of Limited Partnership to be filed as required by the Act and a certified copy thereof to be provided to the Limited Partner. The General Partner shall promptly notify the Limited Partner in writing of each change in the name of the Partnership and shall notify the Limited Partner in writing not less than annually of each name, fictitious business name, "d/b/a" or other name (exclusive of product trademarks) used by the Partnership or entities under its control in the conduct of any business, regardless of the form or ownership of such business.

                  2.4 Registered Office; Registered Agent. The Partnership shall maintain a registered office and registered agent for service of process in the State of Delaware to the extent required by the Act, which office and agent may be designated by the General Partner. Initially, the registered office in the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Initially, the name and address of the Partnership's registered agent in the State of Delaware shall be The Corporation Trust Company, whose address is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                  2.5 Principal Office. The principal office of the Partnership shall be located at 725 Chesterbrook Blvd., Wayne, PA 19087-5677, or such other location within the United States as may be specified from time to time by the General Partner with prompt written notice to the Limited Partner. The books and records of the Partnership shall be kept and maintained at the Partnership's principal office.

                  2.6 Purpose. (a) The purpose of the Partnership and its Subsidiaries, if any, shall be to conduct (i) the business consisting of the research, development, registration, manufacture, marketing, distribution and sale of (A) pharmaceutical products described by the Standard Industrial Classification (SIC) for Industry Group No. 283-Drugs in the U.S. Office of Management and Budget Standard Industrial Classification Manual (1987), including without limitation, products used to administer pharmaceutical products, (B) biotechnology products for human health uses, (C) other medical therapies used to treat human medical conditions, and (D) chemical components of pharmaceuticals, (ii) any business that is included as a Primary Business with the Consent of the Limited Partner (the businesses described in clauses (i) and (ii) being referred to herein, collectively, as the "Primary Business"), and
(iii) Other Life Sciences Businesses. As used in this Agreement, "Other Life Sciences Businesses" shall mean the businesses consisting of the research, development, registration, manufacture, marketing, distribution and sale of (i) medical and hospital equipment and supplies, (ii) diagnostic equipment and products, (iii) healthcare management products and services, (iv) animal health products, (v) agricultural sciences, (vi) any business reasonably related to the Primary Business or to the businesses described in clauses (i) through (v) of this sentence and (vii) any business that is included as an Other Life Sciences Business with the Consent of the Limited Partner. The Primary Business and the Other Life Sciences Businesses are referred to in this Agreement collectively as the "Permitted Businesses."

                  (b) The Partnership shall not engage, at any time, directly or indirectly in any business other than one or more Permitted Businesses. Prior to the Retirement Date, neither the Partnership nor any Subsidiary of the Partnership shall, directly or indirectly, without the Consent of the Limited Partner, in any Fiscal Year (i) purchase or otherwise acquire any business, business entity, assets or any interest in any of the foregoing (other than routine purchases in the ordinary course of business), (ii) make any distribution to the General Partner of any business, business entity, assets or any interest in any of the foregoing, (iii) make any sale or divestiture of any business, business entity, assets or any interest in any of the foregoing or
(iv) make any contribution to the Partnership of any business, business entity, assets or any interest in any of the foregoing, unless:

         (A) the revenues of the Partnership for the four most recently completed Fiscal Quarters (determined on a consolidated basis in accordance with GAAP) derived from the Primary Business would be, on a pro forma basis after giving effect to such purchase, acquisition, distribution, sale, divestiture or contribution, at least 65% of the Partnership's total revenues for such four Fiscal Quarters (determined on a consolidated basis in accordance with GAAP), or

         (B) if the revenues of the Partnership for the four most recently completed Fiscal Quarters (determined on a consolidated basis in accordance with GAAP) derived from the Primary Business were less than 65% of the Partnership's total revenues for such four Fiscal Quarters (determined on a consolidated basis in accordance with GAAP), such purchase, acquisition, distribution, sale, divestiture or contribution would not result, on a pro forma basis, in a decrease in the proportion of the total revenues of the Partnership (determined on a consolidated basis in accordance with GAAP) that are derived from the Primary Business for such four Fiscal Quarters.

                  2.7 Duration. The term of the Partnership shall commence on the date hereof and shall continue for a term expiring on December 31, 2072, which term shall be renewed automatically for additional consecutive terms of seventy-five (75) years each unless either Partner gives written notice to the other Partner of its desire not to renew such term at least one year prior to the expiration of any such term.

                  2.8     Property Ownership; Subsidiaries.

                  (a) All assets and other property, whether real, personal, or mixed, tangible or intangible, of the Partnership shall be held and recorded in the name of the Partnership, except to the extent required by any applicable law. All such assets and other property shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such property or any portion thereof. Unless the Partnership receives the Consent of the Limited Partner or except as required by law, the Partnership shall hold or own the business and assets conveyed to the Partnership pursuant to the KB USA Asset Contribution Agreement, the KBI Asset Contribution Agreement, the Trademark Rights Contribution Agreement, the Selected Compounds Contribution Agreement or the KBI-E Asset Contribution Agreement directly or through a Subsidiary that (i) is a Pass-Through Entity,
(ii) is a Wholly-Owned Subsidiary of the Partnership and (iii) executes and delivers to the Limited Partner an agreement (the performance of which is guaranteed by KB) in form and substance satisfactory to the Limited Partner undertaking to comply with the provisions of Section 3.2(b) as if it were the Partnership and to comply with all other terms of this Agreement and the Master Restructuring Agreement in respect of such assets and the business conducted by it as if it were the Partnership. The business of the Partnership shall be conducted exclusively by the Partnership and one or more such Subsidiaries, and the Partnership may not Transfer any interest in any such Subsidiary without the Consent of the Limited Partner; provided, however, that this sentence shall not prevent the Partnership from purchasing or otherwise acquiring from any Person that is not an Affiliate of KB, in a transaction not otherwise prohibited by this Agreement, and as an incidental part thereof, any business that includes a pre-existing subsidiary not otherwise permitted by this sentence. The General Partner represents, warrants and agrees that any assets of the Partnership for which legal title is held in the name of the General Partner or any such Subsidiary shall be held in trust by the General Partner or such Subsidiary for the sole use and benefit of the Partnership in accordance with the terms and provisions of this Agreement, and no Partnership assets may be used or possessed by the General Partner or such Subsidiary other than for a Partnership purpose. All assets of the Partnership or such Subsidiary shall be recorded as the property of the Partnership or such Subsidiary on its books and records, irrespective of the name in which legal title to such assets is held.

                  (b) The Partnership shall not, and shall not permit its Subsidiaries to, establish, enter into, maintain or permit to exist any agreement or arrangement, formal or informal, including but not limited to any voting trust, shareholder agreement, or charter or by-law provisions, which would hinder, delay or impede in any material respect the ability of the Limited Partner to exercise control over the management, operations, finances or other affairs of any Subsidiary in the exercise by the Limited Partner of its rights pursuant to Section 3.1(c) or which could result in any Subsidiary that holds any of the assets described in the third sentence of Section 2.8(a) ceasing to be a Wholly-Owned Subsidiary of the Partnership; provided, however, that this
Section 2.8(b) shall not be construed as conferring on the Limited Partner any greater rights or powers with respect to the management, operations, finances or other affairs of any such Subsidiary than the rights and powers described in
Section 3.2(c).

                  (c) A Partner's Interest shall be personal property for all purposes.

                  2.9      Capital Contributions.

                  (a) Initial Capital Contribution by KBLP. KBLP shall contribute as an initial Capital Contribution to the Partnership (i) cash of $400 million ($400,000,000) and (ii) the business and assets described in the KB USA Asset Contribution Agreement (subject to certain liabilities to be assumed or borne by the Partnership as provided in such agreement), such contribution to be effective as of the time provided for in the Master Restructuring Agreement, and to be credited as set forth in the definition of "Capital Account." The Partners agree that (i) KBLP's initial Capital Contribution has a value of $1 billion and (ii) the portion of such initial Capital Contribution represented by the KB USA Asset Contribution Agreement has a value of $600 million ($600,000,000).

                  (b) Initial Capital Contribution by KBI Sub. KBI Sub shall contribute as an initial Capital Contribution to the Partnership the business and assets of KBI described in the KBI Asset Contribution Agreement, the Selected Compounds Contribution Agreement, the KBI-E Asset Contribution Agreement, and the Trademark Rights Contribution Agreement (subject to certain liabilities to be assumed or borne by the Partnership as provided in such agreements), such contribution to be effective as of the time provided in the Master Restructuring Agreement, and to be credited as set forth in the definition of "Capital Account" herein. The Partners agree that (i) KBI Sub's initial Capital Contribution has a total value of $3.4 billion and,

(ii) the portion of such initial Capital Contribution represented by the Selected Compounds Contribution Agreement has a value of $1 million.

                  (c) Subsequent Capital Contributions by KBLP. Subject to
Section 2.9(d), KBLP may make additional voluntary contributions to its Capital Account at any time, including without limitation contributions for the purpose of providing income-producing financial assets for the purpose of avoiding or curing any Allocation Shortfall; provided, however, that the assets contributed shall consist solely of (i) cash, (ii) Financial Assets, (iii) any other securities or financial instruments (subject to Sections 2.6 and 2.9(d)), (iv) other assets intended to be used in the conduct of the Permitted Business of the Partnership, or (v) any combination of the foregoing. The Partnership may not assume or take subject to any liabilities in connection with any such contribution other than liabilities related to the contributed assets which are "qualified liabilities of a partner" as defined in Section 1.707-5(a)(6) of the Regulations. The General Partner shall contribute to its Capital Account in cash, not later than ten (10) days after the end of each Fiscal Quarter an amount equal to the aggregate amount of all items paid by the Partnership in such Fiscal Quarter that will result or has resulted in an allocation to the General Partner pursuant to Section 4.3(q).

                  (d) Prohibition Against and Ineffectiveness of Certain Contributions. Notwithstanding any other provision of this Agreement, under no circumstances shall the General Partner or any Affiliate of the General Partner at any time contribute or transfer any securities of TR, KB or any of their respective Affiliates (other than equity securities of a Subsidiary that after the contribution or transfer is a Wholly-Owned Subsidiary that is a Pass-Through Entity) to the Partnership as a Capital Contribution or otherwise, and any such attempted contribution or transfer shall be void.

                  2.10     Other Agreements.

                  (a) Pursuant to terms of the Master Restructuring Agreement, the Partnership shall execute and deliver to the other parties thereto such of the Initial Agreements and Ancillary Agreements as contemplate the Partnership as a party.

                  (b) Any amendment or waiver by the Partnership of any right under the Master Restructuring Agreement or any other Initial Agreement or Ancillary Agreement shall require the Consent of the Limited Partner as provided in Section 3.2 hereof.

                  2.11 Liability of the Limited Partner. The Limited Partner shall not have any liability for the debts, liabilities, contracts or other obligations of the Partnership. The failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Limited Partner for liabilities of the Partnership. The General Partner shall, with the prior Consent of the Limited Partner, file or cause to be filed all such documents as are consistent with this Agreement in each jurisdiction where the Partnership conducts business or maintains an office and as may be necessary to protect and preserve the limited liability of the Limited Partner. The General Partner shall provide copies of each such document to the Limited Partner promptly after the filing thereof. It is the intent of the parties hereto that no distribution to the Limited Partner shall be deemed a return of any money or other property in violation of the Act. The payment of any such money or distribution of any such property to the Limited Partner shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Act, and the Limited Partner shall not be required to return any such money or property to any Person, the Partnership or any creditor of the Partnership.

                                    ARTICLE 3

                          MANAGEMENT OF THE PARTNERSHIP

                  3.1      Management by the General Partner.

                  (a) Except as otherwise provided in this Agreement or the Master Restructuring Agreement, including without limitation Section 3.1(b) and
Section 3.1(c) of this Agreement, the management, operation and policy of the Partnership shall be vested in the General Partner, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable or incidental thereto, all in accordance with and subject to the other terms of this Agreement and the Master Restructuring Agreement and subject to the fiduciary duties, whether created by statute or common law, of the General Partner to the Limited Partner. Except as otherwise provided in this Agreement or the Master Restructuring Agreement, including without limitation Section 3.1(b) and Section 3.1(c) of this Agreement, the General Partner shall have, and shall have full authority in its discretion to exercise on behalf of and in the name of the Partnership, all rights and powers of a general partner of a limited partnership under the Act necessary or convenient to carry out the purposes of the Partnership.

                  (b) The Partnership shall have a chief executive officer and a chief financial officer, each of whom, shall be a natural person and, except as provided in Section 3.1(c), shall be appointed by the General Partner. Subject to Section 3.1(c), the chief executive officer and chief financial officer shall have the duties and powers customarily exercised by persons in similar businesses holding such titles, with such limitations and modifications as the General Partner shall deem necessary or appropriate, and shall have such other powers and such other authority to act for and on behalf of the Partnership as the General Partner may designate in writing. Subject to Section 3.1(c), the General Partner is hereby authorized in its sole discretion to delegate to such other officers of the Partnership as may be designated in writing by the General Partner the power and authority to act for and on behalf of the Partnership with respect to such matters as the General Partner may designate in writing. Any one person may hold more than one office of the Partnership, except that the same person may not serve as both the chief executive officer and the chief financial officer. All acts and omissions of each officer of the Partnership (and any other Person, employee or agent to whom the power or authority of the General Partner may be further delegated) shall be deemed the acts and omissions of the General Partner and each such officer, Person, employee and agent shall be subject to the fiduciary duties and other obligations of the General Partner to the Limited Partner. Neither any such delegation of power and authority to the chief executive officer, the chief financial officer or any other officer of the Partnership as set forth or provided for above nor any further delegation by such delegates or by the General Partner of power or authority to one or more other Persons, officers, employees or agents of the Partnership shall relieve the General Partner of its responsibility for any actions taken by any such Person, officer, employee, or agent on behalf of the General Partner or on behalf of the Partnership. The General Partner shall promptly notify the Limited Partner of the appointment and of any termination, removal or resignation of the chief executive officer, chief financial officer and each other Select Officer and of their respective business addresses and any changes therein.

                  (c) Notwithstanding anything to the contrary in this Agreement, in the event of an Allocation Default and until such time as such Allocation Default is cured as provided in Section 3.6(e):

                           (i) the chief executive officer (including any chief executive officer appointed by the Limited Partner pursuant to clause
         (iii) below) is hereby authorized and empowered to exercise any or all of the powers set forth in Schedule 3.1(c)(i) and shall have the full power and authority to take or cause to be taken any or all of the actions set forth in such Schedule, subject to the right of the Limited Partner to direct the chief executive officer to take or cause to be taken (or to refrain from taking) any or all of such actions as provided in paragraph (iii) below;

                           (ii) the chief financial officer (including any chief financial officer appointed by the Limited Partner pursuant to clause
         (iii) below) is hereby authorized and empowered to exercise any or all of the powers set forth in Schedule 3.1(c)(ii) and shall have the full power and authority to take or cause to be taken any or all of the actions set forth in such Schedule, subject to the right of the Limited Partner to direct the chief financial officer to take or cause to be taken (or to refrain from taking) any or all of such actions as provided in paragraph (iii) below; and

                           (iii) the Limited Partner shall have, and hereby is authorized and empowered to, and may at its option, exercise by itself and in its sole discretion, any or all of, the following rights, powers and authorities on behalf of and in the name of the Partnership:

                                    (A) to direct the chief executive officer of
                  the Partnership to take or cause to be taken any or all of the actions described in Schedule 3.1(c)(i) hereto;

                                    (B) if the chief executive officer fails to
                  promptly take or cause to be taken any action directed by the Limited Partner pursuant to paragraph (A) above (which failure shall be determined by the Limited Partner in its sole discretion) after notice from the Limited Partner to the chief executive officer and the General Partner (which notice may be given with respect to all directions then and thereafter given by the Limited Partner and need not be given subsequently as to any particular direction and shall indicate that the failure promptly to take or cause to be taken such actions may result in the removal, discharge and replacement of the chief executive officer) to remove from office, discharge from the employment of the Partnership and replace the chief executive officer with its own appointee by the giving of a further notice to that effect to the chief executive officer and the General Partner, in which event such removal or discharge shall automatically be effective five (5) days after the giving of such further notice, but the chief executive officer shall have no further powers or authority with respect to the Partnership effective automatically upon the giving of such further notice; provided, however, with respect to the first notice provided for in this subparagraph (B), such notice may be given from time to time but shall only be valid for a period of three months unless sooner modified or rescinded by a further notice from the Limited Partner to the chief executive officer and the General Partner;

                                    (C) to direct the chief financial officer of
                  the Partnership to take or cause to be taken any or all of the actions described in Schedule 3.1(c)(ii) hereto;

                                    (D) to remove from office, discharge from
                  the employment of the Partnership and replace the chief financial officer with its own appointee at any time; and

                                    (E) to direct the chief operating officer,
                  the general counsel, the vice president of human resources, the vice president of marketing and the vice president of manufacturing, if any, to take or cause to be taken any or all of the actions within their areas of responsibility that are described in Schedule 3.1(c)(i) or Schedule 3.1(c)(ii), and, if such officer fails to promptly take or cause to be taken any action directed by the Limited Partner (or directed by the chief executive officer or chief financial officer permitted by Schedule 3.1(c)(i) or Schedule 3.1(c)(ii)), to remove from office, discharge from the employment of the Partnership and replace such officer with its own appointee at any time and such removal or discharge shall automatically be effective immediately upon the giving of notice to such officer and the General Partner.

                  The Limited Partner shall give written notice to the General Partner of the exercise of its election to exercise its rights under paragraphs
(A)-(E) above.

                  Neither the failure of the Limited Partner to exercise any of the rights, powers and authorities provided for herein nor the relinquishment by the Limited Partner of any such right, power or authority shall constitute a waiver or otherwise prejudice the right of the Limited Partner to exercise any such right, power or authority hereunder at any other time during the continuance of such Allocation Default or upon the occurrence of any subsequent Allocation Default. The Limited Partner shall not become or be deemed a general partner of the Partnership by virtue of exercising its rights under this Section.

                  In the exercise of its rights pursuant to this Section 3.1(c), the Limited Partner shall have no right to direct the taking of any action not authorized by this Section 3.1(c) and shall have no right to direct the taking of any action enumerated in Section 3.2(b), other than clause (15) of Section 3.2(b) to the extent permitted by Schedule 3.1(c)(ii)(3), and no appointee of the Limited Partner shall have the authority to take any such action, without the prior written consent of the General Partner. In applying the foregoing restrictions for purposes of this paragraph, all references contained in Section 3.2(b) to KB shall be deemed to be references to TR, and all requirements to obtain the Consent of the Limited Partner shall be deemed the requirement to obtain the prior written consent or approval in writing of the General Partner.

                  In the event the Limited Partner elects to exercise any of the rights, powers and authorities provided in this Section 3.1(c), (i) the rights, powers and authorities so exercised by the Limited Partner shall belong exclusively to the Limited Partner, (ii) the rights, powers and authorities specified in paragraphs (A) and (C) above shall be vested solely in the chief executive officer and chief financial officer, respectively, subject to the right of the Limited Partner to direct the taking of any action referred to in such paragraphs, and (iii) the General Partner shall not have any power or authority with respect thereto prior to the cure of the Allocation Default.

                  The General Partner shall not take or omit, or direct or permit any director, officer, employee or agent of the Partnership or any of its Subsidiaries to take or omit to take any action that would hinder, impede, delay, interfere with or frustrate any action taken or, if known by the General Partner or any such director, officer, employee or agent, proposed to be taken by or at the direction of the Limited Partner pursuant to the provisions of this
Section 3.1(c). The General Partner further agrees, upon request from the Limited Partner, to execute all documents and to take all actions reasonably required to effectuate any action the Limited Partner is authorized and elects to take pursuant to the provisions of this Section 3.1(c).

                  In the event the Limited Partner elects to exercise any of its rights or powers pursuant to this Section 3.1(c), (i) the chief executive officer of the Partnership shall have, in addition to the power and authority specified in Schedule 3.1(c)(i), the power and authority to conduct the business of the Partnership in the ordinary course, subject to the rights and powers of the Limited Partner specified in this Section, (ii) each Select Officer shall have such rights, powers and authorities as were theretofore possessed by said officer, including without limitation rights to compensation and participation in benefit plans of the Partnership. As provided in Section 3.1(b), the General Partner shall retain, subject to the rights and powers of the Limited Partner set forth in this Section 3.1(c) and the limitations on the powers of the General Partner set forth in this Agreement, the power to direct the actions of the chief executive officer and other officers and employees of the Partnership with respect to actions to be taken by the Partnership other than actions described in Schedule 3.1(c)(i) or Schedule 3.1(c)(ii).

                  The Limited Partner shall be entitled in its sole discretion and at its sole expense to supplement the compensation and employee benefits of any person appointed by it to be a Select Officer pursuant to this Section 3.1(c) and to provide to any such person such indemnities as it may deem appropriate, and the provision or receipt of any such compensation or benefits or indemnities shall not be a breach of any duty or obligation of any such person or of the Limited Partner to the Partnership or the General Partner.

                  Any person appointed a Select Officer by the Limited Partner
(i) prior to the cure, as defined in Section 3.6(e), of such Allocation Default, may be removed from office or discharged from the employment of the Partnership only by the Limited Partner, (ii) after the cure, as defined in Section 3.6(e), of such Allocation Default, may be removed from office and discharged from the employment of the Partnership at any time by the General Partner with no severance obligation of the Partnership or the General Partner, (iii) may not, nor may any other employee of the Partnership hired at the direction of the Limited Partner or by a chief executive officer appointed by the Limited Partner, until the cure, as defined in Section 3.6(e), of such Allocation Default, be an employee of, or consultant for, or otherwise perform any other services for the Limited Partner or any of its Affiliates during his or her tenure as such officer or employee of the Partnership except as contemplated by this Section 3.1 and (iv) shall be subject to the provisions of Article 4 of the Master Restructuring Agreement.

                  Any action that the Limited Partner directs a Select Officer to take pursuant to the provisions of this Section 3.1(c) shall, in the business judgment of the Limited Partner, contribute, directly or indirectly, to the purpose of curing the Allocation Default, improving the short-term or long-term profitability of the Partnership or reducing the risk of future Allocation Shortfalls or Allocation Defaults. No action taken or omitted by the Limited Partner in accordance with this Section 3.1(c) (including, without limitation the termination of any officer or employee which gives rise to severance or other termination obligations) shall be deemed a breach of any fiduciary or other duty to the Partnership or the General Partner or any other Person, including any transferee of any right or interest in the Partnership, or to be a breach of this Agreement, if, in the business judgment of the Limited Partner such action or omission contributes directly or indirectly to such purpose. No person appointed a Select Officer by the Limited Partner shall be deemed to have breached any fiduciary or other duty to the General Partner, nor shall any such person have any liability to the General Partner or to any other Person, as a result of implementing any direction of the Limited Partner pursuant to this
Section 3.1(c).

                  Any dispute, controversy or claim concerning any action taken or omitted by the Limited Partner pursuant to this Section 3.1(c) or concerning the interpretation of this Section 3.1(c) shall be settled by binding arbitration pursuant to the principles and procedures set forth in Article 9 of the Master Restructuring Agreement; provided, however, that notwithstanding any other provision of this Agreement or the Master Restructuring Agreement (i) the right, power and authority of the Limited Partner to take any action provided for in this Section 3.1(c) or for a Select Officer to exercise, subject to the direction of the Limited Partner, any of the powers and authorities conferred on them by this Section 3.1(c) shall not be conditioned upon the resolution of any such dispute, controversy or claim or the completion of any such arbitration proceeding or the decision of the arbitrator and (ii) neither the General Partner nor any Affiliate of the General Partner nor a Select Officer shall have any right to seek or obtain temporary, preliminary or permanent injunctive relief or other interim or equitable relief prior to the completion of such arbitration proceeding and the decision of the arbitrator with respect to any of the rights of the Limited Partner to remove, discharge or replace Select Officers provided for in Section 3.1(c)(iii).

                  (d) The Limited Partner shall have no authority on behalf of the Partnership to take or authorize the taking of any act prohibited by law or in contravention of the terms of this Agreement, Master Restructuring Agreement or any Ancillary Agreement.

                  3.2      Limitations on General Partner's Authority.

                  (a) The General Partner shall have no authority on behalf of the Partnership to take or authorize the taking of any act prohibited by law or in contravention of the terms of this Agreement, the Master Restructuring Agreement or any Ancillary Agreement.

                  (b) Without the Consent of the Limited Partner, the General Partner shall not have authority to take any of the following actions on behalf of the Partnership, and the Partnership shall not:

                           (1) except as expressly provided herein, admit new general or limited partners;

                           (2) amend this Partnership Agreement;

                           (3) appoint Accountants other than an internationally recognized independent accounting firm to which the Limited Partner has no reasonable objection;

                           (4) amend the Certificate of Limited Partnership, other than amendments for the sole purpose of changing the name or the registered office or address of the Partnership consistent with Section 2.3;

                           (5) enter into any contract or agreement with KB or any of its Affiliates that may not be terminated by the Partnership at any time without penalty pursuant to the terms of Section 3.1(c) and
         Schedule 3.1(c)(i);

                           (6) (i) agree to or enter into any merger or consolidation of the Partnership with another entity in which the Partnership is not the surviving entity or which results in any breach of this Agreement, the Master Restructuring Agreement or any Ancillary Agreement, (ii) agree to or make any Transfer, in any transaction or series of transactions, of all or substantially all of the assets of the Partnership or (iii) agree to or make any Transfer, in any transaction or series of transactions, of any asset or assets, the absence of which, singly or in the aggregate, would materially diminish or impair the Partnership's Primary Business or the Partnership's ability to conduct its Primary Business;

                           (7) effect any transfer of the Partnership to, or any domestication or continuance of the Partnership in, any jurisdiction other than Delaware; or effect any conversion of the Partnership into any other form of entity; or take any other action that would cause the Partnership to cease to be a limited partnership under the Act;

                           (8) take any action causing or reasonably leading to liquidation or dissolution of the Partnership or its termination within the meaning of Section 8.4 or Section 8.5 of this Agreement;

                           (9) conduct any business other than the Permitted Businesses;

                           (10) enter into any agreement or transaction (other than any Initial Agreement or Ancillary Agreement) with or for the benefit of KB, the General Partner or any of their Affiliates on terms that are less favorable to the Partnership than arm's-length terms;

                           (11) enter into any amendment to, or waive any material right under, the Exclusive Distributorship Agreement (as defined in the Master Restructuring Agreement) or the Clinical Supply Agreement (an Ancillary Agreement);

                           (12) guarantee, or suffer any Lien to exist securing any liability or obligation of KB, the General Partner or any of their Affiliates other than guarantees of collection with respect to Debt (including interest thereon) of KB or any of its Affiliates not exceeding $100 million in the aggregate;

                           (13) settle any claim, lawsuit, litigation or other proceeding that would result in the imposition of injunctive or other equitable relief against the Limited Partner or that would prohibit, restrict or limit any allocation provided for in Section 4.1 or 4.3(l) or prohibit, restrict or limit any distribution provided for in Section 5.2(a) or 5.6, it being understood that any such settlement entered into with a Person other than KB or any of its Affiliates shall not be considered to prohibit, restrict or limit any such allocation or distribution solely because it results in a reduction of Profits or a reduction of cash;

                           (14) make or change any tax election of the Partnership that may reasonably be expected to have any adverse tax consequences to the Limited Partner;

                           (15) take any action which would result in the Partnership, individually or together with its Subsidiaries, if any, having, at any time, (i) Debt (together with the amount of any accrued interest thereon) in excess of $1 billion in the aggregate, which is not guaranteed by KB in accordance with Section 3.5 hereof (provided, however, such guarantee shall not be required as long as KB is personally liable for the full amount of all liabilities of the Partnership) or (ii) any non-recourse Debt;

                           (16) enter into, prior to the Retirement Date, any "golden parachute" or other severance agreement or any other agreement or arrangement that obligates the Partnership, directly or indirectly, to pay in respect of any employee of the Partnership severance or similar benefits in excess of three (3) times the employee's annual cash compensation as the result of the exercise by the Limited Partner of its rights pursuant to

         Section 3.1(c)(iii), but the Limited Partner agrees not to unreasonably withhold consent with respect thereto;

                           (17) make any distribution other than those specifically permitted by this Agreement;

                           (18) make any distribution in property other than cash, except as permitted by Section 5.2(c), or in any currency other than Dollars; provided, however, that (i) the Limited Partner shall not unreasonably withhold its consent to any in-kind distribution to the General Partner, and (ii) rights with respect to trademarks shall be distributed in kind as required by Section 5.10;

                           (19) lend funds to, or own Debt of, KB or any of its Affiliates other than as set forth in Section 5.8;

                           (20) (x) prior to the Retirement Date, with respect to any Covered Compound or any product containing any Covered Compound the Outlicensing of which is prohibited or restricted by Section 3.6 of the Master Restructuring Agreement, directly or indirectly grant any license or sublicense or otherwise Transfer any rights with respect to
         (i) any such Covered Compound or any products containing any such Covered Compound, except as permitted by Section 3.6 of the Master Restructuring Agreement or (ii) except as permitted by Section 5.10, any trademark used in connection with any Covered Compound or any product referred to in clause (i) above, other than in connection with any Outlicensing permitted by Section 3.6 of the Master Restructuring Agreement, (y) prior to the KBI-E Asset Purchase, with respect to any Covered Compound or any product containing any Covered Compound the Outlicensing of which is prohibited or restricted by Section 3.6A of the Master Restructuring Agreement, directly or indirectly grant any license or sublicense or otherwise Transfer any rights with respect to
         (i) any such Covered Compound or any products containing any such Covered Compound, except as permitted by Section 3.6A of the Master Restructuring Agreement or (ii) except as permitted by Section 5.10, any trademark used in connection with any such Covered Compound or any product containing any such Covered Compound, other than in connection with any Outlicensing permitted by Section 3.6A of the Master Restructuring Agreement and (z) on and after the Retirement Date, directly or indirectly, grant any Outlicense or otherwise Transfer any rights with respect to any Compound that is or, but for the KBI-E Asset Purchase, would have been a Covered Compound (or any product containing any such Compound) if such action, individually or in the aggregate, would materially adversely affect the Partnership's ability to actively conduct the Primary Business as theretofore conducted;

                           (21) subject to Section 2.8, establish any subsidiary or foreign branch of the Partnership, establish, own or acquire any equity interest in, or capitalize, any entity other than (i) a Wholly-Owned Subsidiary that is a Pass-Through Entity or (ii) a Non-Controlled Entity, or enter into or permit any transaction that would result in the Partnership ceasing to control, or ceasing to own all the outstanding equity or voting securities or interests in any Wholly-Owned Subsidiary; provided, however, that this paragraph shall not prevent the Partnership from purchasing or otherwise acquiring from any Person that is not an Affiliate of KB, in a transaction not otherwise prohibited by this Agreement, and as an incidental part thereof, any business that includes a pre-existing subsidiary or foreign branch;

                           (22) agree with the Internal Revenue Service or any state, local or foreign tax authority to extend any period of limitations with regard to any tax matter;

                           (23) assign any value to any asset (other than cash) contributed to the Partnership for purposes of crediting value to the Capital Account of any Partner or for purposes of making any adjustment to the Capital Account of any Partner in respect of any in-kind distribution, except as provided in Section 3.8; and

                           (24) sell or dispose, by any transaction that is of a type that would result in the recovery of basis for federal tax purposes, of any asset contributed to the Partnership pursuant to the KBI Asset Contribution Agreement, the Selected Compounds Contribution Agreement, the KBI-E Asset Contribution Agreement or the Trademark Rights Contribution Agreement so long as the books of the Partnership record any differential between the basis of such asset for federal income tax purposes and its Gross Asset Value (as determined without regard to any adjustment described in clause (ii) of the definition of Gross Asset Value).

                   (c) Without the Consent of the Limited Partner, the General Partner shall not have authority to take and the Partnership shall not take any action, or fail to take any action, if such action or failure to act would require the Consent of the Limited Partner pursuant to the definition of "Capital Account" in Article 1 or pursuant to Sections 2.6(b), 2.8(a), 2.10(b), 2.11, 6.3, 7.1(a) or 8.2 or pursuant to any other provision hereof that requires the Consent of the Limited Partner.

                  (d) Any action taken in contravention of Section 3.2(b) or 3.2(c) shall be voidable at the option of the Limited Partner.

                  3.3 Persons Dealing with the Partnership. No person (other than an Affiliate of a Partner) dealing with the Partnership or the General Partner shall be required to determine, and any such person may conclusively assume and rely upon, the authority of the General Partner to execute any instrument or make any undertaking on behalf of the Partnership. No person (other than an Affiliate of a Partner) dealing with the Partnership or the General Partner shall be required to determine any facts or circumstances bearing upon the existence of such authority. Without limitation of the foregoing, any person (other than an Affiliate of a Partner) dealing with the Partnership or the General Partner is entitled to rely upon a certificate signed by the General Partner as to:

                           (i)  the identity of any Partner;

                           (ii) the existence or non-existence of any fact or facts that constitute a condition precedent to acts by the General Partner or are in any other manner germane to the affairs of the Partnership;

                           (iii) the identity of persons who are authorized to execute and deliver any instrument or document of or on behalf of the Partnership; or

                           (iv) any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

                  3.4 Enforcement of Certain Rights. In the event that KB or any of its Affiliates may have any liability or obligation to the Partnership pursuant to or in connection with any Initial Agreement or Ancillary Agreement between the Partnership and KB or such Affiliate, the Limited Partner, after consulting with the Partnership and unless the Partnership actively enforces such liability or obligation, may (subject to the requirements of Article 9 of the Master Restructuring Agreement) take such action as may be necessary to enforce such liability or obligation, including initiating an arbitration pursuant to Article 9 of the Master Restructuring Agreement or bringing an action on behalf and in the right of the Partnership against such Partner or Affiliate to enforce an arbitration award or to obtain interim relief pursuant to Section 9.4 of the Master Restructuring Agreement. The Limited Partner shall have sole and exclusive control over such arbitration or litigation, and the expenses of such arbitration or litigation shall be borne by the Limited Partner, except that if the Limited Partner is successful in enforcing such liability or obligation and such success results in a material benefit to the Partnership, the Limited Partner shall be entitled to reimbursement by the Partnership for the reasonable costs and expenses incurred by the Limited Partner in enforcing such liability or obligation.

                  3.5 Certain Guarantees by KB. All guarantees required to be given by KB pursuant to clause (15) of Section 3.2(b) or Section 5.8(a) of this Agreement shall be unconditional and irrevocable guarantees of payment and performance in form and substance satisfactory to the Limited Partner.

                  3.6      Allocation Shortfalls and Allocation Defaults.

                  (a) Definitions. The following terms used in this Section shall have the following respective meanings:

                  "Allocation Default" shall mean the occurrence of any of the following: (i) the failure of the Partnership to distribute to the Limited Partner the full amounts specified in Section 5.2(a) within fifteen (15) days after written notice from the Limited Partner (effective in accordance with Section 12.8 of the Master Restructuring Agreement) of non-receipt of such distribution with respect to any Fiscal Quarter as and when due pursuant to this Agreement; or (ii) the occurrence of an Allocation Shortfall with respect to any Fiscal Year if (A) the General Partner shall fail to provide to the Limited Partner (with a copy to TR) by the end of the second Fiscal Quarter in the succeeding Fiscal Year a written projection (the reasonableness of which is certified by the chief financial officer of KB) showing sufficient Profits in such succeeding Fiscal Year to avoid an Allocation Shortfall with respect to such succeeding Fiscal Year, or (B) the

Partnership shall have suffered an Allocation Shortfall with respect to either of the two (2) Fiscal Years immediately preceding the Fiscal Year in which such Allocation Shortfall occurs; or (iii) any event that is deemed to be an Allocation Default pursuant to Section 3.6(b). The existence of an Allocation Default is subject to Section 3.6(b) below.

                  An "Allocation Shortfall" shall exist with respect to any Fiscal Year if: (i) the Profits of the Partnership for such Fiscal Year are not sufficient to (A) make the full amount of the allocations specified in Sections 4.1(b) through 4.1(e) with respect to such Fiscal Year, and (B) cure any Allocation Shortfall with respect to any prior Fiscal Year; or (ii) the Partnership fails to deliver to the Limited Partner the financial statements for such Fiscal Year and Accountant's opinion with respect thereto provided for in
Section 6.5(a)(i) and 6.5(a)(ii) within four (4) months after the end of such Fiscal Year or, if an Allocation Shortfall shall have occurred with respect to either of the two (2) Fiscal Years immediately preceding such Fiscal Year or the Partnership shall have failed to make timely delivery to the Limited Partner in accordance with Section 3.7 the Compliance Certificate (as defined in Section 3.7) for each Fiscal Quarter in such Fiscal Year, the Partnership fails to deliver to the Limited Partner unaudited financial statements, prepared in accordance with GAAP, for such Fiscal Year of the type described in Section 6.5(a)(i) and Section 6.5(a)(ii) within twenty-one (21) days after the end of such Fiscal Year and the audited financial statements for such Fiscal Year provided for in Section 6.5(a)(i) and 6.5(a)(ii) within two (2) months after the end of such Fiscal Year; or (iii) any event that is deemed to be an Allocation Shortfall pursuant to Section 3.6(b) occurs. The existence of an Allocation Shortfall is subject to Section 3.6(b) below.

                  (b) Certain Disputes Concerning the Amount of Required Allocations and Distributions. In the event there is a good faith dispute between the Limited Partner and the General Partner concerning the amount of allocations required to be made to the Capital Account of, or to be distributed to, the Limited Partner (including without limitation any dispute concerning the computation of the Fourth Tier Amount or the amount required to be allocated to the Limited Partner pursuant to Section 4.1(e) or Section 4.1(h)) or the accuracy and correctness of the financial statements and Accountant's opinion(s) described in Section 6.5(a)(i) and 6.5(a)(ii)), the Partners agree to submit such dispute to arbitration pursuant to the provision of Article 9 of the Master Restructuring Agreement and to furnish the arbitrators within three (3) months after the appointment of the arbitrators with all documents, records and other information as is reasonably necessary for the arbitrators to review in order to reach a determination. Prior to such determination, an Allocation Shortfall or Allocation Default shall not be deemed to exist solely by reason of the failure to make allocations or distributions with respect to the disputed amount provided that timely allocations and distributions are made in the undisputed amount. In the event it is determined by agreement of the parties, arbitration or otherwise that the required amount of allocations or distributions to the Limited Partner is in excess of the allocations or distributions actually made to the Limited Partner, an Allocation Shortfall and an Allocation Default shall exist with respect to the Fiscal Year to which such dispute relates (and shall be deemed to have existed commencing as of the end of such Fiscal Year) unless the Partnership makes the allocations and distributions in the required amount within fifteen (15) days after the date of such determination. In the event the General Partner has failed to furnish the arbitrators with the required information within three (3) months after the appointment of the arbitrators and the determination of the arbitrators is not made within six (6) months after the appointment of the arbitrators, an Allocation Shortfall or Allocation Default, as applicable, shall be deemed to exist for the period in question (the amount of the Allocation Shortfall or Allocation Default being deemed to be equal to the difference between the amount of the allocations or distributions actually made and the amount of allocations or distributions claimed by the Limited Partner to be required). The agreement engaging the arbitrators shall require the arbitrators to render their decision within three (3) months after the receipt by the arbitrators of all required information. The parties shall cooperate and use all reasonable efforts to cause any arbitration proceeding referred to above to be completed and the decision of the arbitrators to be delivered within the three-month period referred to in the immediately preceding sentence.

                  (c) Actions in the Event of an Allocation Shortfall. In the event of the occurrence of an Allocation Shortfall or in the event the Partnership fails to deliver in accordance with Section 3.7 for any Fiscal Quarter a Compliance Certificate certifying that the estimated Profits for the Fiscal Year will be sufficient to avoid an Allocation Shortfall for the Fiscal Year, KB shall provide to TR within sixty (60) days after the date such Compliance Certificate is required to be delivered or within thirty (30) days after the due date for the delivery of the financial statements described in Sections 6.5(a)(i) and 6.5(a)(ii) with respect to the Fiscal Year in which the Allocation Shortfall occurs, as applicable, a written plan setting forth in reasonable detail the measures to be undertaken by KB and/or the Partnership to cure such Allocation Shortfall and avoid any Allocation Shortfall in future periods, together with a proposed budget and forecast reflecting the implementation of such plan. Such plan may include among other things, operational and financial changes with respect to the Partnership, consistent with this Agreement and the Master Restructuring Agreement, and/or the contribution or designation of Qualifying Financial Assets to the Partnership to generate Profits sufficient to cure the Allocation Shortfall and avoid future Allocation Shortfalls.

                  (d) Cure of Allocation Shortfalls. An Allocation Shortfall resulting from the insufficiency of the Profits of the Partnership shall be considered to be cured only if and when (i) sufficient additional Profit is allocated to the Limited Partner to eliminate the Allocation Shortfall, (ii) such additional Profit is distributed to the Limited Partner, (iii) the Partnership has sufficient Profits in the most recently completed Fiscal Year following the Fiscal Year in which an Allocation Shortfall occurred so that there would have been no Allocation Shortfall in such most recently completed Fiscal Year if no effect had been given to the special allocation of 100% of R&D Expenses set forth in Section 4.3(i), if any, and (iv) good faith budgets and forecasts prepared by KB and delivered to the Limited Partner (the reasonableness of which are certified by the chief financial officer of KB) show (without giving effect to the special 100% allocation of R&D Expenses set forth in Section 4.3(i)) the absence of further Allocation Shortfalls for a period of not less than two (2) Fiscal Years. An Allocation Shortfall resulting from the failure to make timely delivery of the financial statements referred to in clause (ii) of the definition of "Allocation Shortfall" shall be considered to be cured only upon the delivery of such financial statements.

                  (e) Cure of Allocation Defaults. An Allocation Default that results solely from the failure to make distributions to the Limited Partner shall be considered to be cured only upon the expiration of four (4) Fiscal Quarters following the end of the Fiscal Quarter in which such distributions are made in full; provided that no other Allocation Shortfall or Allocation Default shall have occurred. An Allocation Default that results from the occurrence of Allocation Shortfalls shall be considered to be cured only upon the expiration of four (4) Fiscal Quarters following the end of the Fiscal Year in which all such Allocation Shortfalls are cured; provided that no other Allocation Shortfall or Allocation Default shall have occurred; except that an Allocation Default that results solely from two or more Allocation Shortfalls of the type described in clause (i) of the definition of Allocation Shortfall shall be deemed to be cured upon the expiration of two
(2) Fiscal Quarters following the end of the Fiscal Year in which all such Allocation Shortfalls are cured if, for each such Fiscal Quarter, the Limited Partner has timely received a Compliance Certificate certifying that the Partnership has Profits for the portion of the Fiscal Year through the end of such Fiscal Quarter (Profits being calculated for such purpose as if the taxable year of the Partnership had been such Fiscal Quarter or Fiscal Quarters) which, together with the amount of their estimates (certified to be reasonable) of Profits for the remainder of the Fiscal Year, are sufficient to avoid an Allocation Shortfall for the Fiscal Year, and such Compliance Certificates are executed by both the chief financial officer of the Partnership and the chief financial officer of KB and otherwise comply with Section 3.7.

                  3.7 Compliance Certificate. The Partnership shall deliver to the Limited Partner within five (5) business days after the end of each Fiscal Quarter a certificate in the form set forth as Exhibit 3.7 hereto executed by the chief financial officer of the Partnership (a "Compliance Certificate") certifying (i) whether or not the Partnership has Profits for the portion of the Fiscal Year through the end of such Fiscal Quarter (Profits being calculated for such purpose as if the taxable year of the Partnership had been such Fiscal Quarter or Fiscal Quarters) which, together with the amount of their estimates (certified to be reasonable) of Profits for the remainder of the Fiscal Year, are sufficient to avoid an Allocation Shortfall for the Fiscal Year, (ii) if the amount of such actual and estimated Profits are not sufficient to avoid an Allocation Shortfall for the Fiscal Year, the estimated amount of such Allocation Shortfall and (iii) whether or not a Put Option Event has occurred (and if a Put Option Event has occurred, setting forth a description in reasonable detail of such Put Option Event); provided, however, that if the Compliance Certificate does not certify that such actual Profits and estimated Profits are sufficient to avoid an Allocation Shortfall for the Fiscal Year (or if any Compliance Certificate delivered in respect of any of the previous four
(4) Fiscal Quarters shall have failed to so certify) or certifies that a Put Option Event has occurred (or if any Compliance Certificate delivered in respect of any of the previous four (4) Fiscal Quarters shall have so certified) or if an Allocation Shortfall shall have occurred with respect to either of the two
(2) most recently completed Fiscal Years, then such Compliance Certificate shall be executed by both the chief financial officer of the Partnership and the chief financial officer of KB. For purposes of the definition of the term "Allocation Shortfall" contained in Section 3.6(a), the Partnership shall be deemed to have "failed to make timely delivery to the Limited Partner" of any Compliance Certificate only if it has both (i) failed to deliver such Compliance Certificate to the Limited Partner within five (5) business days after the end of the applicable Fiscal Quarter and (ii) has failed to deliver such Compliance Certificate to the Limited Partner within five (5) business days after written notice of non-receipt of such Compliance Certificate from the Limited Partner (effective in accordance with Section 12.8 of the Master Restructuring Agreement).

                  3.8 Valuation of Certain Contributions and Distributions. In the event that any contribution to or distribution in respect of the Capital Account of a Partner is to be made in property rather than in cash in Dollars (other than contributions pursuant to Section 2.9(a) or (b)), the gross fair market value of such property shall be determined as set forth below at the time of or prior to such contribution or distribution. In the event such property shall consist of publicly traded securities for which market quotations are readily available, the value of such securities shall be the average closing price for such securities for the three (3) most recent trading days in the principal market for such securities immediately prior to the contribution or distribution. With respect to all other property (other than cash), the General Partner and the Limited Partner, acting in good faith, shall attempt to agree on the gross fair market value of the property. If the Partners are not able to reach agreement as to the gross fair market value of such property on or prior to the date on which such contribution or distribution is proposed to be made, the parties shall choose an appraiser who shall then determine the gross fair market value of the property and whose valuation shall be final and binding on the parties. If the Partners are unable to agree on an appraiser, each Partner shall select an appraiser of national standing and the two (2) appraisers so chosen shall, in good faith, choose a third appraiser of national standing. If the two (2) appraisers cannot agree on a third appraiser within ten (10) business days, then the third appraiser shall be selected by the American Arbitration Association. The three (3) appraisers so appointed shall jointly determine the gross fair market value, provided that if such appraisers are unable to agree upon the gross fair market value, each appraiser shall individually propose a gross fair market value, and the gross fair market value shall be deemed to be the average of the two (2) proposed values which are closest together. If either the General Partner or the Limited Partner fails to select an appraiser within ten (10) business days after receipt of a notice specifying such failure from the other party, such other party may select an appraiser in its sole discretion to determine the gross fair market value, which determination shall be final and binding on the parties. The parties shall instruct each appraiser so retained to deliver a written opinion within sixty
(60) days following the selection of such firm. The fees and expenses of such appraisers shall, unless otherwise agreed by the parties, be borne by the Partner making the capital contribution or receiving the distribution, as the case may be. Liabilities shall be valued using federal tax accounting principles.

                  3.9 Partnership Opportunities. Neither the General Partner (or any of its Affiliates) nor the Limited Partner (or any of its Affiliates) shall, as a result of its position or status as a Partner in the Partnership, have any obligation to offer to the Partnership any interest in any business conducted or to be acquired by such Partner (or any such Affiliate) or to permit the Partnership or the other Partner to participate in any such business. This
Section 3.9 shall not affect or limit any obligation of either Partner (or any of its Affiliates) under any other agreement.

                                    ARTICLE 4

                                   ALLOCATIONS

                  4.1 Profits. After giving effect to the special allocations set forth in Sections 4.3 and 4.4, Profits for any Allocation Year shall be allocated in the following order and priority:

                  (a) first, one hundred percent (100%) to the General Partner in an amount equal to the remainder, if any, of (i) the cumulative Losses allocated pursuant to Section 4.2(c) for all prior Allocation Years, minus (ii) the sum of (A) the cumulative Profits allocated pursuant to this Section 4.1(a) for all prior Allocation Years, plus (B) the gain allocated pursuant to Section 4.3(l)(vi);

                  (b) second, ninety-five percent (95%) to the Limited Partner and five percent (5%) to the General Partner until the Limited Partner has been allocated an amount equal to the remainder, if any, of (i) the cumulative Priority Return from the commencement of the Partnership through the last day of such Allocation Year, minus (ii) the sum of (A) the cumulative Profits allocated to the Limited Partner pursuant to this Section 4.1(b) for all prior Allocation Years, plus (B) the gain allocated to the Limited Partner pursuant to Section 4.3(l)(iii);

                  (c) third, ninety-nine percent (99%) to the Limited Partner and one percent (1%) to the General Partner until the Limited Partner has been allocated an amount equal to the remainder, if any, of (i) the cumulative items of expense allocated to the Limited Partner pursuant to Sections 4.3(i), 4.3(j), and 4.3(k) (other than Depreciation attributable to the gross positive adjustments pursuant to the Partial Retirement to the Gross Asset Values of assets contributed by the Limited Partner pursuant to Section 2.9(b)) for the current and all prior Allocation Years, minus (ii) the sum of (A) the cumulative Profits allocated to the Limited Partner pursuant to this Section 4.1(c) for all prior Allocation Years, plus (B) the gain allocated to the Limited Partner pursuant to Section 4.3(l)(ii);

                  (d) fourth, ninety-five percent (95%) to the Limited Partner and five percent (5%) to the General Partner until an amount has been allocated equal to the product of (i) 100/95, times (ii) the remainder, if any, of (A) the sum of (1) the cumulative Fourth Tier Amount from the commencement of the Partnership through the last day of such Allocation Year and (2) the cumulative Contingent Amount Gross-Up for each Fiscal Quarter ending prior to July 1, 2000, minus (B) the sum of (x) the cumulative Profits allocated to the Limited Partner pursuant to this Section 4.1(d) for all prior Allocation Years plus (y) the gain allocated pursuant to Section 4.3(l)(i)(y);

                  (e) fifth, one hundred percent (100%) to the Limited Partner in an amount equal to the remainder, if any, of (i) the sum of the following product for all Fiscal Quarters: 2.258% multiplied by the excess (greater than zero) of $1 billion over the weighted average for the Fiscal Quarter of the daily dollar amount of the General Partner's Capital Account balance, such balance to be determined without regard to allocations under this Article 4 for the current Allocation Year, minus (ii) the cumulative Profits allocated under this Section 4.1(e) for all prior Allocation Years;

                  (f) sixth, one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner in an amount equal to the remainder, if any, of (i) the cumulative Losses allocated pursuant to Section 4.2(b) for all prior Allocation Years, minus (ii) the sum of

(A) the cumulative Profits allocated pursuant to this Section 4.1(f) for all prior Allocation Years, plus (B) the gain allocated pursuant to Section 4.3(l)(v);

                  (g) seventh, one hundred percent (100%) to the General Partner until the General Partner has been allocated an amount equal to the remainder, if any, of (i) the cumulative items of expense allocated to the General Partner pursuant to Sections 4.3(i), 4.3(j) and 4.3(k) for the current and all prior Allocation Years, minus (ii) the sum of (A) the cumulative Profits allocated to the General Partner pursuant to Section 4.1(c) for the current and all prior Allocation Years, plus (B) the cumulative Profits allocated pursuant to this
Section 4.1(g) for all prior Allocation Years, plus (C) the gain allocated pursuant to Section 4.3(l)(vii); and

                  (h) the balance, if any, one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner.

                  4.2 Losses. After giving effect to the special allocations set forth in Sections 4.3 and 4.4, Losses for any Allocation Year shall be allocated in the following order and priority:

                  (a) first, one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner in an amount equal to the remainder, if any, of (i) the cumulative Profits allocated pursuant to Section 4.1(h) for all prior Allocation Years, minus (ii) the sum of (A) the losses allocated pursuant to Section 4.3(m)(ii), plus (B) the cumulative Losses allocated pursuant to this Section 4.2(a) for all prior Allocation Years;

                  (b) second, one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner until the Capital Account of the Limited Partner is reduced to zero; and

                  (c) the balance, if any, one hundred percent (100%) to the General Partner.

                  4.3 Special Allocations. The following special allocations shall be made:

                  (a) Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 4, if there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                  (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 4, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                  (c) Qualified Income Offset. In the event the Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to the Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that the Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.3(c) were not in the Agreement.

                  (d) Gross Income Allocation. In the event the Limited Partner has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount the Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount the Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, the Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that the Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been made as if Section 4.3(c) and this Section 4.3(d) were not in the Agreement.

                  (e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with
Section 1.704-2(i)(1) of the Regulations.

                  (f) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated among the Partners one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner.

                  (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or
Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations or Section 1.704-1(b)(2)(iv)(m)(4) of
the Regulations to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Partner to whom such distribution was made in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

                  (h) Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an Interest by the Partnership to a Partner (the "Issuance Items") shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

                  (i) Research and Development Expenses. R&D Expenses for each Allocation Year shall be specially allocated twenty-five percent (25%) to the Limited Partner and seventy-five percent (75%) to the General Partner; provided, however, that in the event of an Allocation Default and if the General Partner so elects, which election shall be irrevocable until such Allocation Default is cured, R&D Expenses for each Allocation Year shall be specially allocated 100% to the General Partner.

                  (j) Selling, General and Administrative Expenses. SG&A Expenses for each Allocation Year shall be specially allocated twenty-five percent (25%) to the Limited Partner and seventy-five percent (75%) to the General Partner.

                  (k) Depreciation. Items of Depreciation attributable to goodwill and other intangible property contributed to the Partnership pursuant to Section 2.9 shall be specially allocated five percent (5%) to the Limited Partner and ninety-five percent (95%) to the General Partner.

                  (l) Mark-to-Market Gain. In the event that the Partnership is deemed to realize gain as a result of the adjustment to the Gross Asset Value of any Partnership asset in connection with the retirement of a portion of the Limited Partner's Interest pursuant to Section 5.6, such gain shall be specially allocated in the following order and priority:

                           (i) first, ninety-nine percent (99%) to the Limited Partner and one percent (1%) to the General Partner until the Limited Partner has been allocated an amount equal to (x) first, the Limited Partner Share of Agreed Value, then (y) the remainder, if any, of the sum of the cumulative Fourth Tier Amount and the cumulative Contingent Amount Gross-Up for all prior Allocation Years, minus the cumulative Profits allocated to the Limited Partner pursuant to Section 4.1(d) for all prior Allocation years;

                           (ii) second, ninety-nine percent (99%) to the Limited Partner and one percent (1%) to the General Partner until the Limited Partner has been allocated an amount equal to the remainder, if any, of
         (i) the cumulative items of expense allocated to the Limited Partner pursuant to Sections 4.3(i), 4.3(j) and 4.3(k) for the current and all prior Allocation Years, minus (ii) the cumulative Profits allocated to the Limited Partner pursuant to Section 4.1(c) for all prior Allocation Years;

                           (iii) third, ninety-five percent (95%) to the Limited Partner and five percent (5%) to the General Partner until the Limited Partner has been allocated an amount equal to the remainder, if any, of
         (i) the cumulative Priority Return from the commencement of the Partnership through the last day of the Allocation Year, minus (ii) the cumulative Profits allocated to the Limited Partner pursuant to Section 4.1(b) for all prior Allocation Years;

                           (iv) fourth, one hundred percent (100%) to the Limited Partner until the Limited Partner has been allocated an amount equal to five percent (5%) of the sum of all gross positive adjustments that are made in connection with the Partial Retirement to the Gross Asset Values of the assets contributed by the Limited Partner pursuant to Section 2.9(b);

                           (v) fifth, one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner in an amount equal to the remainder, if any, of (i) the cumulative Losses allocated pursuant to Section 4.2(b) for all prior Allocation Years, minus (ii) the cumulative Profits allocated pursuant to Section 4.1(f) for all prior Allocation Years;

                           (vi) sixth, one hundred percent (100%) to the General Partner in an amount equal to the remainder, if any, of (i) the cumulative Losses allocated pursuant to Section 4.2(c) for all prior Allocation Years, minus (ii) the cumulative Profits allocated pursuant to Section 4.1(a) for all prior Allocation Years;

                           (vii) seventh, one hundred percent (100%) to the General Partner until the General Partner has been allocated an amount equal to the remainder, if any, of (i) the cumulative items of expense allocated to the General Partner pursuant to Sections 4.3(i), 4.3(j), and 4.3(k) for the current and all prior Allocation Years, minus (ii) the sum of (A) the cumulative Profits allocated to the General Partner pursuant to Section 4.1(c) for all prior Allocation Years, plus (B) the cumulative Profits allocated pursuant to Section 4.1(g) for all prior Allocation Years; and

                           (viii) eighth, the balance, if any, one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner.

                  (m) Mark-to-Market Loss. In the event that the Partnership is deemed to realize loss as a result of the adjustment to the Gross Asset Value of any Partnership asset in connection with the retirement of a portion of the Limited Partner's Interest pursuant to Section 5.6, such loss shall be specially allocated in the following order and priority:

                           (i) first, one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner in an amount equal to the cumulative gain allocated pursuant to Section 4.3(l)(viii) for the current and all prior Allocation Years;

                           (ii) second, one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner in an amount equal to the remainder, if any, of (i) the cumulative Profits allocated pursuant to Section 4.1(h) for all prior Allocation Years, minus (ii) the cumulative Losses allocated pursuant to Section 4.2(a) for all prior Allocation Years;

                           (iii) third, one percent (1%) to the Limited Partner and ninety-nine percent (99%) percent to the General Partner until the Capital Account of the Limited Partner is reduced to zero; and

                           (iv) fourth, the balance, if any, one hundred percent
(100%) to the General Partner.

                  (n) Excess Investment Income. In any Allocation Year in which the average daily Capital Account of the General Partner exceeds the Threshold Amount, Net Investment Income in excess of $69,000,000 that is accrued by the Partnership shall be specially allocated one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner.

                  (o) Losses from Certain Non-Wholly-Owned Subsidiaries. All distributive shares of the Partnership from any Person that is not a Wholly-Owned Subsidiary and which is a Pass-Through Entity and which, if aggregated would be less than zero (i.e. would yield an overall loss), shall be allocated one hundred percent (100%) to the General Partner.

                  (p) Gain or Loss on Certain Distributions. In the event the Partnership makes a distribution pursuant to Section 5.10, any deemed gain or loss resulting from the adjustment to the Gross Asset Value of any distributed trademark shall be allocated one hundred percent (100%) to the Limited Partner.

                  (q) KB USA Liabilities. All items of deduction and loss arising from the liabilities of KB USA assumed by the Partnership pursuant to the KB USA Asset Contribution Agreement or otherwise with respect to the matters that are described on Schedule 2.5(f) to the KB USA Asset Contribution Agreement, shall be specifically allocated one hundred percent (100%) to the General Partner.

                  4.4 Curative Allocations. The allocations set forth in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), and 4.3(g) (the
"Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 4.1, 4.2, 4.3(i), 4.3(j), 4.3(k), 4.3(l), 4.3(m) and 4.3(n). In exercising its discretion under this Section 4.4, the General Partner shall take into account future Regulatory Allocations under Sections 4.3(a) and 4.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3(e) and 4.3(f).

                  4.5      Other Allocation Rules.

                  (a) Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Partners pursuant to this Article 4 as of the last day of each Fiscal Year, provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Partnership property are adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value in Article 1.

                  (b) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Regulations thereunder.

                  (c) The Partners are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Partnership income and loss for income tax purposes, except to the extent otherwise required by law.

                  (d) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Section 1.752-3(a)(3) of the Regulations, the Partners' interests in Partnership profits are one percent (1%) to the Limited Partner and ninety-nine percent (99%) to the General Partner.

                  (e) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the General Partner shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for the Limited Partner.

                  4.6 Tax Allocations: Section 704(c) of the Code. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (i) of the definition of "Gross Asset Value" in Article 1).

                  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of "Gross Asset Value" in Article 1, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

                  Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Partnership shall elect to apply the traditional method pursuant to the Regulations under Section 704(c) with respect to property contributed to the Partnership by the Limited Partner pursuant to Section 2.9(b) (and any adjustments to the Gross Asset Value thereof) and the remedial allocation method under Section 1.704-3(d) of the Regulations with respect to all other property. In applying the remedial allocation method to adjustments to the Gross Asset Value of property acquired by the Partnership after the Effective Time (as defined in the Master Restructuring Agreement), the General Partner shall be treated as the contributing partner under Section 1.704-3(d) of the Regulations. Allocations pursuant to this Section 4.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any other provision of this Agreement.

                  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the Allocation Year.

                                    ARTICLE 5

         DISTRIBUTIONS; PARTIAL RETIREMENT OF LIMITED PARTNER'S INTEREST

                  5.1 General. Neither Partner shall have the right to withdraw or demand distribution of any amount from its Capital Account, except as expressly provided herein or with the prior approval of the other Partner. All distributions shall be paid in cash unless otherwise expressly permitted by
Section 5.2(c) or Section 5.10.

                  5.2 Distribution Policy. Distributions provided in this Section shall be made in the following order and priority, subject to the terms, restrictions and conditions provided in this Agreement:

                  (a) The Partnership shall distribute to the Limited Partner:

                           (i) On the last day of every Fiscal Quarter ending after July 1, 1998, the Priority Return;

                           (ii) During the first Fiscal Quarter beginning after June 30, 2000, an amount equal to the sum of the Fourth Tier Amount and the Contingent Amount Gross-Up for all prior Fiscal Quarters;

                           (iii) Within thirty (30) days after the last day of each Fiscal Quarter beginning after June 30, 2000, the Fourth Tier Amount for such Fiscal Quarter; and

                           (iv) Within three (3) months after the end of every Fiscal Year beginning after December 31, 1999, the amount by which the cumulative allocations of Profits to the Capital Account of the Limited Partner for such Fiscal Year pursuant to Sections 4.1(d), (e), and (h), and allocations pursuant to Sections 4.3(l)(i)(y), and Section 4.3(n) exceed the sum of (A) distributions made during such Fiscal Year pursuant to paragraph (iii) of this Section, plus (B) allocations of losses to such Capital Account for such Fiscal Year pursuant to Section 4.3(m)(ii).

                  (b) Subject to the limitations of this Section and Sections
5.1 and 5.4, and at the discretion of the General Partner, the Partnership may distribute to the General Partner:

                           (i) During the first Fiscal Quarter beginning after June 30, 2000, an amount equal to the excess, if any, of (A) the sum of the value of the Original Capital Contribution of the General Partner plus the Profits and minus the Losses and items of expense allocated to the Capital Account of the General Partner under Article 4 through December 31, 1999, over (B) $2 billion;

                           (ii) On the last day of every Fiscal Quarter ending after July 1, 2000, the General Partner Quarterly Income Distribution, as defined below, for such Fiscal Quarter; and

                           (iii) Within three (3) months after the end of every Fiscal Year ending after January 1, 2000 and before January 1, 2009, $284,000,000; provided, however, that no such distribution shall be made at a time when the General Partner's Capital Account balance is less than, or to the extent that such a distribution would reduce the General Partner's Capital Account balance to less than, $1 billion; and provided further that no distribution for any Fiscal Year pursuant to this clause (iii) shall be made until after the final determination of Profits and Losses for such Fiscal Year; and, provided further, that any distribution pursuant to this clause (iii) shall be reduced by the excess, if any, of (A) the sum of the Losses, losses and items of expense allocated to the Capital Account of the General Partner pursuant to Article 4 for such Fiscal Year over (B) the Profits allocated to the Capital Account of the General Partner for such Fiscal Year.

                  For purposes of this subsection, the "General Partner Quarterly Income Distribution" shall mean an amount equal to one-fourth of the General Partner's estimate, for the Fiscal Year in which the Fiscal Quarter occurs, of the excess of (A) the Profits allocations that will be made to the Capital Account of the General Partner pursuant to Section 4.1 (exclusive of allocations pursuant to Section 4.1(a) and 4.1(f)) plus Section 4.3(n) over (B) expense allocations that will be made to such Capital Account pursuant to Sections 4.3(i), 4.3(j) and 4.3(k). The General Partner shall make such estimate each Fiscal Quarter and shall take into account operating results of the Partnership through the end of the Fiscal Quarter and reasonably anticipated operating results for the remainder of the Fiscal Year.

                  No distribution shall be made pursuant to clause (i) of this
Section 5.2(b) for any Fiscal Quarter to the extent that such distribution would exceed an amount equal to (A) the product of the General Partner Quarterly Income Distribution times the number of completed Fiscal Quarters in the Fiscal Year including such Fiscal Quarter, minus (B) amounts previously distributed as General Partner Quarterly Income Distributions for such Fiscal Year.

                  (c) The Partnership may distribute to the General Partner an amount equal to the book value, calculated in accordance with Section 704(b) of the Code, of any property contributed to the Capital Account of the General Partner pursuant to Section 2.9(c) if: (i) the Capital Account of the General Partner immediately after such distribution is at least $1 billion, (ii) during each of the two (2) Fiscal Years immediately preceding such distribution the Profits of the Partnership (exclusive of the Profits derived from such property or any property acquired in whole or in part in exchange for or with proceeds from such property) were sufficient so that no Allocation Shortfall would have occurred and (iii) the Partnership delivers to the Limited Partner a written projection (the reasonableness of which is certified by the chief financial officer of KB) showing sufficient Profits for the Fiscal Year in which such distribution occurs and for the next succeeding Fiscal Year to avoid an Allocation Shortfall with respect to each of such Fiscal Years; provided, however, that such certification shall not be required in the case of distributions which, together with all prior distributions in such Fiscal Year pursuant to this Section 5.2(c), if any, do not exceed $50 million ($50,000,000). Such distribution may be paid in property other than cash if (and only if) such property does not include (i) any assets contributed to the Partnership pursuant to the KB USA Asset Contribution Agreement, the KBI Asset Contribution Agreement, the Selected Compounds Contribution Agreement, the KBI-E Asset Contribution Agreement or the Trademark Rights Contribution Agreement,
(ii) any rights relating to any Covered Compound or product containing any Covered Compound (including without limitation any rights under or with respect to any Outlicensing thereof), or (iii) any asset or assets, the absence of which, singly or in the aggregate, would materially diminish or impair the Partnership's ability to conduct its Primary Business.

                  5.3      Insufficient or Excess Distributions.

                  (a) Subject to the exceptions provided in subsection (b), if, for any Fiscal Year, the Partnership distributes to either Partner an amount that exceeds the excess of (i) the allocations of Profits for such Fiscal Year to the Capital Account of such Partner (excluding, with respect to the Limited Partner, allocations pursuant to Sections 4.1(b) and 4.3(l)(iii)) over (ii) the allocations of expenses pursuant to Sections 4.3(i), 4.3(j), and 4.3(k) (other than, with respect to the Limited Partner, Depreciation attributable to adjustments to Gross Asset Value pursuant to the partial retirement of the Limited Partner pursuant to Section 5.6) for such Fiscal Year to the Capital Account of such Partner (such excess being referred to as the "Excess Distribution"), the following actions shall occur:

                           (1) The General Partner shall notify the Limited Partner of the amount of the Excess Distribution within thirty (30) days after completion of the final accounting of Profits and Losses for such Fiscal Year, but in all events before any distribution has been made of Profits with respect to the last Fiscal Quarter of such Fiscal Year.

                           (2) The Partner receiving the Excess Distribution shall make a contribution to its Capital Account in the amount of the excess within fifteen (15) days of such notification by the General Partner.

                           (3) Notwithstanding any other provision of this Agreement, upon the failure by either Partner to make a contribution required by paragraph (a)(2), above, the General Partner shall (A) suspend further distributions to such Partner pursuant to this Section and (B) treat such amounts as would have been distributed to such Partner as deemed contributions to the Capital Account of such Partner until the Capital Account of such Partner has been restored to the Capital Account balance that would have existed if such Partner had made the contribution required by paragraph (a)(2).

                  (b) In determining whether an Excess Distribution exists, the following distributions shall not be considered: (i) distributions to the Limited Partner pursuant to Sections 5.2(a)(i), 5.2(a)(ii) or 5.6; or (ii) distributions to the General Partner pursuant to Section 5.2(b)(i).

                  (c) In the event revised statements are issued, or required to be issued, pursuant to Section 6.5(a)(ii), the General Partner shall notify the Limited Partner of the amount of any resulting insufficient or excess distribution, and, within fifteen (15) days after receipt of such notice, the Partner having received the excess distribution shall contribute to the Partnership the amount of any such excess distribution and the Partnership shall distribute to the Partner having received the insufficient distribution the amount of the insufficiency.

                  5.4 Certain Limitations. No distribution of Partnership funds shall be made to the extent that such distribution would render the Partnership unable to meet its obligations, including future distributions pursuant to
Section 5.2(a), as they become due. No distribution of Partnership funds shall be made to the General Partner (i) to the extent such distribution would cause the Partnership to be in violation of or default under any agreement to which it is a party or (ii) in the event any Allocation Shortfall has occurred and remains uncured.

                  5.5 Liquidating Distributions. Distributions to the Partners upon the winding up of the Partnership shall be made in accordance with Section 8.4(b) hereof.

                  5.6 Partial Retirement of the Limited Partner's Interest. In the event of the KBI-E Asset Purchase, the Partnership shall retire a portion of the Limited Partner's Interest (such retirement being referred to herein as the "Partial Retirement"). On the day of the KBI-E Asset Purchase, the General Partner shall distribute and deliver to the Limited Partner an amount equal to the Limited Partner Share of Agreed Value (the date of such delivery being referred to herein as the "Retirement Date"); provided, however, that in the event that a Trigger Event occurs prior to January 1, 2008, the Partial Retirement and the "Retirement Date" shall occur on the date the True-Up Amount (as defined in the Master Restructuring Agreement) is paid.

                  5.7 No Interest. Except as specifically provided herein, no interest shall be payable to the Partners in respect of their respective capital contributions or Capital Accounts.

                  5.8      Loans to KB and Its Affiliates.

                  (a) The Partnership may lend to KB and its Affiliates accumulated cash of the Partnership that is in excess of reasonable working capital needs of the Partnership. Any such loan shall (i) have a term of not greater than five (5) years, (ii) be at a market rate of interest and otherwise on commercially reasonable terms and (iii) be payable immediately upon demand, without penalty, at any time by the Partnership. Any such loan made to an Affiliate of KB shall be fully guaranteed by KB in accordance with Section 3.5 hereof.

                  (b) If either Partner shall advance any funds to the Partnership in excess of its capital contribution, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Partnership. The amount of any such advance shall be a debt obligation of the Partnership to such Partner and shall be repaid to it by the Partnership with such interest and upon such other terms and conditions as shall be mutually determined by such Partner and the Partnership. No person who makes any nonrecourse loan to the Partnership shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital, or property of the Partnership, other than as a creditor.

                  5.9 Payment of Fees and Expenses. Neither the General Partner nor any of its Affiliates shall be reimbursed for any overhead or general or administrative expenses or receive any fees, commissions or other compensation or any increase in distributions or any allocations with respect to its Capital Account for discharging its stewardship responsibilities to its shareholders or to the shareholders of KB or contractual or fiduciary responsibilities as General Partner hereunder. This Section shall not prohibit any agreement between the Partnership and KB or any Affiliate of KB pursuant to which KB or such Affiliate provides bona fide management services to the Partnership, provided that any agreement for the provision of such services and the payment of any fees, commissions or other compensation to the General Partner or any of its Affiliates shall be in writing and may be entered into only in accordance with
Section 3.2 hereof.

                  5.10 Distributions of Trademarks in Certain Circumstances. In the event of the termination of the Partnership's rights as distributor with respect to a Compound pursuant to the Distribution Agreement, the Partnership shall distribute to the Limited Partner all the Partnership's right, title and interest in and to any and all trademarks used or held for use by the Partnership in connection with such Compound or any product containing such Compound.

                                    ARTICLE 6

                             ACCOUNTING AND TAXATION

                  6.1 Fiscal Year. The fiscal year of the Partnership (the "Fiscal Year") shall begin on January 1 and end on December 31.

                  6.2 Accountants. The financial statements and internal control systems used on behalf of the Partnership shall be audited annually by the Accountants. Promptly following any resignation or removal of the Accountants, new Accountants shall be appointed by the General Partner in accordance with Section 3.2.

                  6.3 Maintenance of Books, Records and Accounts. At all times during the continuance of the Partnership, the Partnership shall make and keep at its principal offices, full, true and complete books, records and accounts which, in reasonable detail, shall fully, accurately and fairly reflect each transaction of the Partnership, shall permit the computation of the allocations and distributions contemplated by this agreement and provide sufficient information and detail to permit the preparation of the financial statements, reports and other information required by this Article 6. Such books, records and accounts shall be kept on an accrual basis in accordance with IAS (and in a manner that will permit the preparation of accounts in accordance with GAAP, the calculation of Net Sales in accordance with GAAP and the preparation of the financial statements, information and reports provided for in Section 6.5) and such other accounting policies as may be specified herein or adopted with the Consent of the Limited Partner. In addition, the Partnership shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

                           (i) transactions of the Partnership and its subsidiaries are executed in accordance with the general or specific authorization of the management of the Partnership and in a manner consistent with the provisions of this Agreement;

                           (ii) transactions of the Partnership are recorded in such form and manner as will (A) permit preparation of federal, state, local and foreign income, sales and value added tax returns, information returns and other applicable returns in accordance with this Agreement and as required by law, (B) permit preparation of the Partnership's financial statements in conformity with IAS and GAAP, and
         (C) maintain accountability for the Partnership's assets; and

                           (iii) access to assets is permitted only in accordance with the general or specific authorization of the management of the Partnership.

                  6.4 Access to Books and Records. At the request and expense of the Limited Partner, the Limited Partner shall have the right for its then currently engaged independent accountants to have access, at all reasonable times upon reasonable prior notice during normal business hours, to audit and examine, and make copies or extracts of or from the books, records and accounts of the Partnership and its Subsidiaries, if any, in order to verify the accuracy of the allocations and distributions made pursuant to Articles 4 and 5 and the financial statements, reports and information required to be provided pursuant to Section 6.5(a) and the compliance of the Partnership and the General Partner with the terms of this Agreement. Such rights of access, audit and inspection shall terminate three (3) years after the close of each Fiscal Year to which such financial statements, reports and information, as the case may be, relate. The Limited Partner shall enter into a written engagement with such accountants, a copy of which shall be provided to the General Partner, providing that (i) the scope of the engagement with respect to such audit and examination is limited to the rights provided in this Section 6.4 and, if the audit is performed in connection with another audit permitted by any other agreement between an

Affiliate of the Limited Partner and the Partnership, the rights of such Affiliate under such other agreement, (ii) such accountants agree to use reasonable efforts, consistent with their professional responsibility, the availability of materials and information and the level of assistance received, to conclude the audit and examination within a reasonable period of time, and
(iii) such accountants agree to keep any such information to which they have access pursuant to the foregoing confidential and not to disclose to the Limited Partner (or any of its Affiliates) any information other than information relating to the accuracy of such allocations, distributions, financial statements, reports and information, as the case may be, and the compliance of the Partnership and the General Partner with the terms of this Agreement and in no event shall quantities or prices or rebates to individual customers be disclosed to the Limited Partner (or any of its Affiliates) or any other Person. Notwithstanding the foregoing, provided no Allocation Shortfall has occurred and remains uncured, the Limited Partner shall not, during each period from December 15 of any Fiscal Year through January 31 of the following Fiscal Year, exercise its rights of access, audit and inspection under this Section and, during the period from February 1 through the last day of February of any Fiscal Year, exercise such rights with respect to the activities of the Partnership during the last Fiscal Quarter of the prior Fiscal Year.

                  6.5      Financial Statements.

                  (a) Reporting Requirements. The Partnership shall provide the following documents to the Limited Partner at the times set forth below:

                           (i) Within two (2) months after the end of each Fiscal Year, the following financial statements (including appropriate footnotes thereto), examined and certified by the Accountants and accompanied by the Accountant's opinion, prepared in accordance with Generally Accepted Auditing Standards ("GAAS") with no qualification as to scope, stating that such financial statements were prepared in accordance with GAAP:

                                    (A) the balance sheet of the Partnership as
                  of the beginning and close of such Fiscal Year;

                                    (B) the statement of income of the
                  Partnership for such Fiscal Year; and

                                    (C) the statement of Partnership cash flow
                  for such Fiscal Year.

                           (ii) Within two (2) months after the end of each Fiscal Year, (or, in the event of any error in any financial statements previously delivered pursuant to this Section 6.5(a)(ii), within two
         (2) months after the later of the discovery or determination, whether by agreement of the parties, arbitration or otherwise, of such error), the following financial statements (including appropriate footnotes thereto) examined and certified by the Accountants and accompanied by the Accountant's opinion, prepared in accordance with GAAS with no qualification as to scope, stating that such financial statements were prepared using an "other comprehensive basis of accounting" consisting of the relevant provisions of this Agreement (principally Articles 4 and 5 and the definitions of "Profits" and "Losses") and the Section 704(b) Regulations, containing, at a minimum, substantially the level of detail as set forth in the respective forms attached hereto as Exhibit 6.5:

                                    (A) a statement of the Profits and Losses of
                  the Partnership and all items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.3 and 4.4 for such Fiscal Quarter and for the Fiscal Year through the end of such Fiscal Quarter; and for the comparable periods of the prior Fiscal Year;

                                    (B) the distributive share of each Partner
                  of Profits and Losses and each such item;

                                    (C) the Capital Account balance of each
                  Partner as of the beginning of the period;

                                    (D) a summary of the contributions,
                  distributions and allocations of distributive shares debited and credited to each Partner's Capital Account; and

                                    (E) the Capital Account balance of each
                  Partner as of the end of the period. Such statements shall be audited and accompanied by the unqualified report of the Accountants with respect thereto.

                           (iii) Within two (2) months after the end of each Fiscal Year (or, in the circumstances specified in clause (ii) of the definition of "Allocation Shortfall", within one (1) month after the end of the Fiscal Year), a statement indicating each Partner's share of each item of Partnership income, gain, loss, deduction, expense or credit for such Fiscal Year for income tax purposes.

                           (iv) Within one (1) month after the filing of any federal, state or local income tax return by the Partnership, a copy of such income tax return.

                           (v) Within one (1) month after the end of each Fiscal Quarter (including the fourth Fiscal Quarter), the following financial statements, prepared in accordance with GAAP, and documents:

                                    (A) the balance sheet of the Partnership as
                  of the beginning and close of such Fiscal Quarter and as of the close of the comparable Fiscal Quarter of the preceding year;

                                    (B) the statement of income of the
                  Partnership for such Fiscal Quarter and for the Fiscal Year through the end of such Fiscal Quarter and for the comparable periods of the prior Fiscal Year;

                                    (C) a statement setting forth the Net Sales
                  of each product of the Partnership for such Fiscal Quarter and for the Fiscal Year through the end of such Fiscal Quarter.

                           (vi) Within one (1) month after the end of each Fiscal Quarter (including the fourth Fiscal Quarter), the following financial statements prepared using an "other comprehensive basis of accounting" consisting of the relevant provisions of this Agreement (principally Articles 4 and 5 and the definitions of "Profits" and "Losses") and the Section 704(b) Regulations, containing, at a minimum, substantially the level of detail as set forth in the respective forms attached hereto as Exhibit 6.5:

                                    (A) a statement of the Profits and Losses of
                  the Partnership and all items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.3 and 4.4 for such Fiscal Quarter and for the Fiscal Year through the end of such Fiscal Quarter and for the comparable periods of the prior Fiscal Year;

                                    (B) the distributive share of each Partner
                  of Profits and Losses and each such item;

                                    (C) the Capital Account balance of each
                  Partner as of the beginning of the period;

                                    (D) a summary of the contributions,
                  distributions and allocations of distributive shares debited and credited to each Partner's Capital Account for such Fiscal Quarter and for the Fiscal Year through the end of such Fiscal Quarter and a detailed description of the computation of all allocations and distributions; and

                                    (E) the Capital Account balance of each
                  Partner as of the end of the period.

                           (vii) Within six (6) business days after the end of each month, a statement identifying all items with respect to such month that will be used to determine the Fourth Tier Amount and the estimated (or actual, if available) amount of each such item.

                           (viii) Within ten (10) days after the end of each Fiscal Quarter, a statement identifying and explaining all items that will result in an allocation to the General Partner pursuant to Section 4.3(q).

In addition to the foregoing, in the event of any change in any disclosure or external financial reporting requirement applicable to TR (including without limitation (i) any change in applicable law or regulation, (ii) any change in GAAP and (iii) any new interpretation or any change in the interpretation of GAAP or of any applicable law or regulation or other disclosure or external financial reporting requirement, the Partnership shall provide such other or additional financial or other information to the Limited Partner at such times as is required for TR to comply with such disclosure or external financial reporting requirements. In addition to the foregoing, in the event of any change in the internal reporting requirements of TR that are the result of any of the matters in clauses (i),
(ii) or (iii) of the preceding sentence, the Partnership shall provide such other or additional financial or other information to the Limited Partner at such times as is required for TR to comply with such internal reporting requirements. In addition to the foregoing, in the event of any other change in the internal reporting requirements of TR that are applicable generally to TR's own operations, the Partnership shall provide such financial or other information to the Limited Partner at such times as is reasonably requested, provided that (i) such information is available or accessible at reasonable cost and the Limited Partner agrees to reimburse the Partnership for such reasonable cost and (ii) such information can be provided to the Limited Partner without reprogramming of the Partnership's information systems (except that the programming of information system or database queries or other similar queries and reports shall not be considered reprogramming for purposes of this sentence); and provided, further, that the Partnership shall not be required to provide pursuant to this sentence information of a commercially sensitive nature that it is not otherwise required to provide to the Limited Partner under this Agreement or to any Affiliate of the Limited Partner under any other agreement between any such Affiliate and the Partnership.

                  (b) Forecasts. The Partnership shall prepare, or cause to be prepared, and deliver to the Limited Partner forecasts of aggregate Net Sales and Weighted Net Sales of KB USA Products and aggregate Net Sales and Weighted Net Sales of Group D Products on March 1, June 1, September 1 and December 1 of each year; provided, however, that the foregoing requirements will be satisfied by the delivery of such forecasts that have been prepared no more than ninety
(90) days prior to, and have been updated as of, each of March 1, June 1, September 1 and December 1, respectively, of the year in which they are delivered to the Limited Partner. Each such forecast shall include (i) a forecast for the Fiscal Quarter in which such forecast is required to be delivered, each of the Fiscal Quarters in the remainder of such Fiscal Year and (except in the case of the March forecast) each of the four (4) Fiscal Quarters in the next succeeding Fiscal Year and (ii) forecasts of the aggregate Net Sales and the Combined Weighted Net Sales (as defined in the Master Restructuring Agreement) by category of each of the following categories: KB USA Products and Group D Products, for each of such Fiscal Quarters. The Partnership also shall provide to the Partners not later than June 15 of each year a five-year forecast, showing for each Fiscal Year, the estimated amount of the Fourth Tier Amount for such Fiscal Year.

                  6.6      Taxation.

                  (a) Partnership Treatment; Preparation of Tax Returns. The Partners intend that the Partnership shall be treated as a "partnership" for U.S. federal, state, local and foreign income and franchise tax purposes. The Partnership shall take all action necessary and appropriate to elect and preserve partnership treatment.

                  (b) Review of Tax Returns. The U.S. federal, state, local and foreign income tax returns shall be filed only after the Partners have had at least fifteen business days to review such returns. The Partners shall communicate their comments on such returns directly to the Tax Matters Partner. Either Partner shall have the right to cause any or all of such tax returns to be reviewed by the Partnership's independent public accountants prior to the filing thereof. The Partner requesting such review shall pay or reimburse the Partnership for the fees of such accountants with respect to such review.

                  (c) Tax Matters Partner. Each Partner does hereby appoint and designate the General Partner as "Tax Matters Partner" of the Partnership as such term is defined in Section 6231(a)(7) of the Code but shall otherwise be considered to have retained such rights (and obligations, if any) as are provided for under the Code with respect to any examination, proposed adjustment or proceeding relating to Partnership items. The General Partner shall notify the Limited Partner, (i) within ten (10) business days after it receives notices from the Internal Revenue Service (or any foreign tax authority), of all administrative proceedings with respect to an examination of, or proposed adjustments to, Partnership items and (ii) within ten (10) business days after it receives notices from any state or local tax authority, of any material matter with respect to the Partnership. The General Partner shall take such action as may be reasonably necessary to constitute the Limited Partner a "notice partner" as that term is defined in Section 6231 of the Code and shall keep the Limited Partner fully informed as to any tax audits of the Partnership, including promptly providing the Limited Partner with copies of any correspondence from any taxing authority and permitting the Limited Partner to participate in any conferences or meetings with any taxing authority and in any subsequent administrative or judicial proceedings. The Limited Partner may notify the Tax Matters Partner of such Partner's intention to represent itself, or to cause independent tax counsel or accountants to represent it, in connection with any such examination, proceeding or proposed adjustment. The General Partner agrees to supply the Limited Partner and its tax counsel or accountants, as the case may be, with copies of all written communications received by the General Partner with respect to any examination, proceeding or proposed adjustment, together with such other information as may be reasonably requested in connection herewith. The General Partner further agrees, in the event the Limited Partner notifies the Tax Matters Partner of its intention to represent itself, or to cause independent tax counsel or accountants to represent it in connection with any such examination, proceeding or adjustment, to cooperate with the Limited Partner and its tax counsel or accountants, as the case may be, in connection with such separate representation, to the extent reasonably practicable. In addition to the foregoing, the General Partner shall notify the Limited Partner prior to submitting a request for administrative adjustment on behalf of the Partnership.

                                    ARTICLE 7

                        TRANSFER OF PARTNERSHIP INTERESTS

                  7.1      Limitation on Right to Transfer Partner's Interest.

                  (a) Prior to the exercise of the KBI Shares Option and the consummation of the transactions contemplated thereby and except as provided in
Section 7.2, the General Partner may not Transfer in any manner all or any part of, or any right with respect to, its Interest without the prior Consent of the Limited Partner, which Consent may be withheld for any reason in the sole discretion of the Limited Partner. In the event such Consent is obtained, the transferee of such Interest shall not be entitled to exercise or receive any of the rights, powers or benefits of a general partner other than the right to receive distributions to which the General Partner would be entitled, unless the transferee is admitted as a substituted general partner. A permitted transferee of all but not less than all of the Interest of the General Partner shall be admitted to the Partnership as the general partner of the Partnership only if (i) the General Partner designates, in a written instrument delivered to the Limited Partner, its transferee to become a substituted general partner, (ii) the specific Consent of the Limited Partner to such admission is obtained and (iii) such transferee executes an instrument reasonably satisfactory to the Limited Partner accepting and adopting the terms and provisions of this Agreement, including a counterpart signature page to this Agreement. No such Transfer in compliance with this Agreement shall cause a dissolution of the Partnership for purposes of the Act. If such conditions are satisfied, such admission shall be effective upon the filing of an amendment to the Certificate of Limited Partnership with the Secretary of State of the State of Delaware which indicates that such transferee has been admitted to the Partnership as the general partner of the Partnership, and shall occur, and for all purposes shall be deemed to have occurred, immediately prior to the time the transferor ceases to be the general partner of the Partnership. Such successor General Partner is hereby authorized to and shall continue the Partnership without dissolution. Upon the filing of an amendment to the Certificate of Limited Partnership with the Secretary of State of the State of Delaware which indicates that the General Partner is no longer a general partner of the Partnership, the General Partner shall at that time cease to be a general partner of the Partnership.

                  (b) Prior to the exercise of the KBI Shares Option and the consummation of the transactions contemplated thereby and except as provided in
Section 7.2, the Limited Partner may not Transfer in any manner all or any part of, or any right with respect to, its Interest without the prior consent of the General Partner, which consent may be withheld for any reason in the sole discretion of the General Partner. In the event such consent is obtained, the transferee of such Interest shall not be entitled to exercise or receive any of the rights, powers or benefits of a limited partner other than the right to receive distributions to which the Limited Partner would be entitled, unless the transferee is admitted as a substituted limited partner. A permitted transferee of all but not less than all of the Interest of the Limited Partner shall be admitted to the Partnership as a limited partner of the Partnership only if (i) the Limited Partner designates, in a written instrument delivered to the General Partner, its transferee to become a substituted limited partner, (ii) the specific consent of the General Partner to such admission is obtained and (iii) such transferee executes an instrument reasonably satisfactory to the General Partner accepting and adopting the terms and provisions of this Agreement, including a counterpart signature page to this Agreement. No such Transfer in compliance with this Agreement shall cause a dissolution of the Partnership for purposes of the Act. If such conditions are satisfied, the transferee shall be admitted to the Partnership as the limited partner of the Partnership upon the effectiveness of such Transfer. Any valid Transfer of the Limited Partner's Interest, or part thereof, pursuant to the foregoing provisions shall be effective as of the close of business on the last day of the calendar month in which the General Partner gives its written consent to such Transfer (or the last day of the calendar month in which such Transfer occurs, if later).

                  (c) The Partnership shall, from the effective date of any valid Transfer of a Partner's Interest (or part thereof), thereafter pay all further distributions on account of the Partnership Interest (or part thereof) so Transferred, to the transferee of such Interest, or part thereof. As between any Partner and its transferee, Profits and Losses for the Fiscal Year of the Partnership in which such Transfer occurs shall be apportioned for federal income tax purposes in accordance with any manner permitted under Section 706(d) of the Code as such Partner and its transferee may agree.

                  7.2 Transfer to an Affiliate. Either Partner may, with the prior written consent of the other Partner (which shall not be unreasonably withheld) Transfer all (and not less than all) of its Interest to any of its Affiliates; provided, however, that, in the case of KBI Sub, such Affiliate is a Wholly-Owned Subsidiary (as defined in the Master Restructuring Agreement) of TR and, in the case of KBLP, such Affiliate is a Wholly-Owned Subsidiary of KB. It shall be a condition to any such Transfer that the Affiliate to which such Transfer is made shall have assumed by written agreement delivered, and in form and substance satisfactory, to the other Partner all of the obligations of the transferor under this Agreement. Such Transfer shall become effective and the transferee shall be admitted as a substitute general partner or limited partner, as the case may be, in accordance with the provisions of Section 7.1(a) or (b), as applicable, except that the provisions of Section 7.1 requiring the consent of either Partner thereunder shall not apply to Transfers made pursuant to this
Section 7.2. No such Transfer shall release the transferor from such obligations except to the extent they are performed by such Affiliate. No such Transfer shall release either KB or TR from its obligations pursuant to Article 8 of the Master Restructuring Agreement.

                  7.3 Transfers in Breach of Agreement Void. Any Transfer (or any purported Transfer) of all or any part of, or any rights with respect to, a Partner's Interest in contravention of this Agreement shall be void and shall not be recognized by the Partnership or the General Partner for any purpose, including but not limited to making distributions pursuant to any Section of
Article 5 with respect to such Partnership Interest or part thereof.

                                    ARTICLE 8

                         DISSOLUTION OF THE PARTNERSHIP

                  8.1 No Dissolution. The Partnership shall not be dissolved by the admission of a substitute general partner or substitute limited partner in accordance with the terms of this Agreement. The Bankruptcy, dissolution or other cessation of existence as a legal entity of a Partner shall not dissolve the Partnership.

                  8.2 Waiver of Right to Dissolve. The Partnership may be dissolved only (i) upon the expiration of the term of the Partnership as set forth in Section 2.7 or (ii) with the written approval of the General Partner and the Consent of the Limited Partner. Each Partner expressly waives and relinquishes its right voluntarily to withdraw from or dissolve the Partnership and agrees that any such withdrawal (or purported withdrawal) or dissolution (or event or circumstance that, but for the agreements set forth in this Section 8.2, would constitute dissolution) by unilateral action of a Partner (except for Transfers permitted by Article 7 hereof) shall be deemed to be a breach of such Partner's obligations under this Agreement for all purposes (including, without limitation, Article 10 of the Master Restructuring Agreement). Without limiting the preceding two (2) sentences, upon the happening of any event of withdrawal of the General Partner referred to in Section 17-402 of the Act, (i) the Partnership shall not be dissolved and its affairs shall not be wound up and (ii) the business of the Partnership shall continue, with the Limited Partner appointing one or more new General Partners as appropriate.

                  8.3 No Payment in Certain Circumstances. Except as may otherwise be expressly provided in this Agreement, no Partner shall be entitled to receive any payment described in Section 17-604 of the Act.

                  8.4 Effect of Dissolution; Distribution of Assets.

                  (a) Effect of Dissolution. In the event the Partnership is "liquidated" within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, (i) if the General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with
Section 1.704-1(b)(2)(ii)(b)(3) of the Regulations; and (ii) if the Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), the Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

                  (b) Distribution of Assets. Upon the dissolution and liquidation of the Partnership or the adoption by the Partners of a plan of dissolution, the following steps shall be taken consistent with the Regulations under Section 704:

                           (i) The proceeds of the liquidation of the Partnership's business and assets shall be applied and/or distributed in the following order and priority:

                                    (A) to creditors of the Partnership in
                  satisfaction of the debts, liabilities and obligations of the Partnership (whether by payment or the making or provision therefor, including a reserve for any contingent or unforeseen liabilities or obligations), other than debts, liabilities and obligations to any Partner or debts, liabilities and obligations to be assumed by a Partner in connection with the winding up of the Partnership; and

                                    (B) to the satisfaction of any debts,
                  liabilities and obligations of the Partnership to the Partners (whether by payment or the making or provision therefor, including a reserve for any contingent or unforeseen liabilities or obligations).

                           (ii) The balance of the proceeds described in clause
         (i) above, if any, (after the restoration of any Capital Account deficit provided for in Section (a) above) shall be distributed, after Capital Accounts have been adjusted as provided in Article 4 hereof, only to Partners having positive balances in their respective Capital Accounts in proportion to the positive balances in their respective Capital Accounts.

                  8.5 Termination of the Partnership. The Partnership shall terminate when all of the assets of the Partnership, after payment of, or due provision for, all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article 8 and the Certificate of Limited Partnership shall have been canceled in the manner required by the Act.

                  8.6 Survival of Obligations; Damages. Dissolution of the Partnership for any cause shall not release either Partner or any Affiliate thereof from any liability which at the time of dissolution had already accrued to the other Partner or any Affiliate thereof or which thereafter may accrue in respect of any act or omission prior to completion of the winding up process. The rights and obligations of the Partners set forth in Article 10 of the Master Restructuring Agreement shall survive any termination or dissolution of the Partnership.

                                    ARTICLE 9

                                 INDEMNIFICATION

                  9.1 Indemnification for Breach. The Partners acknowledge that the rights and obligations of the Partners, the Partnership and their respective Affiliates with respect to indemnification in connection with any breach of this Agreement shall be as set forth in Article 9 and Article 10 of the Master Restructuring Agreement.

                  9.2 Indemnification of General Partner. To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner and its Affiliates and each of their respective officers, directors, employees and agents against any and all liabilities or obligations to Third Parties and all reasonable costs and expenses related thereto (including any and all reasonable attorneys' fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties) incurred by the General Partner or any other such Person as a result of the General Partner's capacity as the general partner of the Partnership and arising out of, based upon or in connection with the affairs of the Partnership or the performance by any such Person of any of the General Partner's responsibilities or the exercise of any of its rights hereunder; provided that any such Person shall be entitled to indemnification hereunder only to the extent that the Indemnity Losses are not a result of, and do not arise out of, conduct of such Person or any of its Affiliates that constituted fraud, bad faith, willful misconduct, gross negligence, breach of fiduciary duty, or a material breach of this Agreement or any Initial Agreement or Ancillary Agreement or any other agreement between the Partnership and KB or any of its Affiliates. Any claim for indemnification hereunder shall be on a net after-tax basis in accordance with, and shall be subject to the procedures set forth in, Section 10.3 of the Master Restructuring Agreement.

                  9.3 Indemnification of Limited Partner. To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the Limited Partner and its Affiliates and each of their respective officers, directors, employees and agents against any and all liabilities or obligations to Third Parties and all reasonable costs and expenses related thereto (including any and all reasonable attorneys' fees and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties) incurred by the Limited Partner or any other such Person as a result of the Limited Partner's capacity as a partner of the Partnership and arising out of, based upon or in connection with the affairs of the Partnership or the performance by any such Person of any of the Limited Partner's responsibilities or the exercise of any of its rights hereunder; provided that any such Person shall be entitled to indemnification hereunder only to the extent that the Indemnity Losses are not a result of conduct of such Person or any of its Affiliates that constituted fraud, bad faith, willful misconduct, gross negligence, breach of fiduciary duty, or a material breach of this Agreement or any Initial Agreement or Ancillary Agreement or any other agreement between the Partnership and TR or any of its Affiliates. Any claim for indemnification hereunder shall be on a net after-tax basis in accordance with, and shall be subject to the procedures set forth in, Section 10.3 of the Master Restructuring Agreement.

                                   ARTICLE 10

                               WAIVER OF PARTITION

                  Except as otherwise provided in this Agreement, the Master Restructuring Agreement or any Ancillary Agreement, no Partner shall, either directly or indirectly, take any action to require partition, file a bill for appraisement of the Partnership or of any of its assets or properties. Notwithstanding any provision of applicable law to the contrary, each Partner, on its own behalf and on behalf of its shareholders, partners, members, successors and assigns, if any, hereby irrevocably renounces, waives and forfeits any and all rights, whether arising under contract or statute or by operation of law, it may have to seek, bring or maintain any action in any court of law or equity for partition of the Partnership or any asset of the Partnership, or any interest which is considered to be Partnership property, provided that title to such property is held in a manner consistent with this Agreement. Any examination of the books and records of the Partnership to which the Limited Partner may be entitled in connection with any action for Partnership accounting shall be made through the independent accountants of the Limited Partner, and all such information shall be subject to the confidentiality requirements of Section 6.4.

                                   ARTICLE 11

                               RELATED PROVISIONS

                  This Agreement is subject to Article 12 of the Master Restructuring Agreement. Reference is made to the Master Restructuring Agreement for certain additional provisions that are applicable to this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


                                        KB USA, L.P., General Partner

                                        By:  ASTRA AB, General Partner
                                                  (publ)



                                        By:   /s/ Goran Lerenius
                                              ----------------------------------
                                              Name:     Goran Lerenius
                                              Title:    Authorized Signatory



                                        KBI SUB INC., Limited Partner



                                        By:   /s/ Peter E. Nugent
                                              ----------------------------------
                                              Name:     Peter E. Nugent
                                              Title:    President

                                                              SCHEDULE 3.1(c)(i)

           POWERS AND ACTIONS RESERVED TO THE CHIEF EXECUTIVE OFFICER,
                SUBJECT TO THE DIRECTION OF THE LIMITED PARTNER

                           1. to hire, discharge from the employment of the Partnership and specify the duties, powers and responsibilities, and direct the actions, of all officers, employees and agents of the Partnership (other than, if the General Partner elects to take a one hundred percent (100%) allocation of R&D Expenses pursuant to Section 4.3(i), persons employed in a research and development capacity whose employment costs are included entirely within R&D Expenses), except that the chief operating officer, the general counsel, the vice president of human resources, the vice president of marketing and the vice president of manufacturing, if any, may be removed by the Limited Partner (or by the chief executive officer) only as permitted by
         Section 3.1(c)(iii).

                           2. to sell, transfer or otherwise dispose of any or all assets of the Partnership other than assets identified in Section 3.2(b)(20); provided that (A) if the General Partner so requests, prior to disposing of any asset, the Limited Partner shall cause an appraisal of such asset to be performed at the expense of the Partnership by an appraiser of national reputation selected by the Limited Partner in its sole discretion, (B) the chief executive officer shall cause the Partnership to offer to sell such asset to the General Partner (or any Affiliate designated by the General Partner) at the value thereof as determined by such appraiser, and (C) if the General Partner or such Affiliate of the General Partner fails to purchase such asset at such price, the chief executive officer shall be free, subject to the direction of the Limited Partner to cause the Partnership to sell such asset to any other Person at any price not less than the most recent appraised value of the asset and on any terms as may be approved by the Limited Partner in its sole discretion, except that the Partnership, without the written consent of the General Partner, may not sell any such asset to TR, any Affiliate of TR or to any TR Non-Controlled Entity.

                           3. to terminate without penalty any contracts or agreements between the Partnership and KB (or any of its Affiliates), other than any Initial Agreement or any Ancillary Agreement; provided, however, that in the case of the Exclusive Distributorship Agreement (as defined in the Master Restructuring Agreement) if the Limited Partner can obtain supplies of any product supplied under any such agreement from another source at a more favorable price or on more favorable terms to the Partnership, the chief executive officer may terminate without penalty such agreement as to any such product;

                           4. to discontinue, with the consent of KBI-E, the sale of any product having an Average PGM of less than 25% with respect to pharmaceutical products (other than products marketed solely to hospitals) described in Section 2.6 and 20% for other products (including those marketed solely to hospitals), except for (A) products licensed from any Person other than KB or an Affiliate of KB if such discontinuance would result in a breach of any agreement between the Partnership and such Person, (B) products included in the same Therapeutic Category (as defined in the Master Restructuring

         Agreement) as products sold in the Territory by TR or an Affiliate of TR and (C) the sale of a KB USA Bundled Product as part of the sale of all of the products in a KB USA Bundled Group, so long as the KB USA Bundled Group of which such KB USA Bundled Product is sold as a part has a Weighted Average PGM of greater than or equal to 20%; provided that upon such discontinuance, the Partnership may transfer to KB all of the Partnership's right to sell such discontinued product;

                           5. to (i) pursue, settle and compromise any claims against any Person, other than TR and its Affiliates, including without limitation claims of the Partnership against KB and its Affiliates,
         (ii) defend, settle and compromise claims brought against the Partnership by any Person, other than TR and its Affiliates, including without limitation claims by KB and its Affiliates, except that a claim against the Partnership may not be settled pursuant to this paragraph if KB defends, indemnifies and holds the Partnership harmless against such claim;

                           6. to exercise the aforementioned rights in respect of any Subsidiary of the Partnership and to exercise such of the Partnership's rights and powers with respect to any such Subsidiary as may be necessary in furtherance of such rights or the rights and powers set forth in Schedule 3.1(c)(ii);

                           7. to vote and exercise any other rights with respect to any shares of stock or other equity interests held by the Partnership, including without limitation vote the stock and designate the board of directors or equivalent governing body of any Subsidiary, or other entity owned by, the Partnership in order to effect the exercise of the foregoing rights or the rights set forth in Schedule 3.1(c)(ii) with respect to such Subsidiary or entity;

                           8. to cause dividends or distributions to be paid by any such subsidiary or entity;

and any other actions, which in the determination of the chief executive officer or the Limited Partner, are substantially related to and in furtherance of any of the foregoing enumerated actions.

                                                            SCHEDULE 3.1(c)(ii)

           POWERS AND ACTIONS RESERVED TO THE CHIEF FINANCIAL OFFICER,
                SUBJECT TO THE DIRECTION OF THE LIMITED PARTNER

                           1. to develop, establish, specify, approve, modify and cause to be implemented the Partnership's budgets, including without limitation, marketing and capital expenditure budgets but excluding, if the General Partner elects to take a one hundred percent (100%) allocation of R&D Expenses pursuant to Section 4.3(i), the budget for R&D Expenses;

                           2. to (A) call any loan made by the Partnership to KB or any of its Affiliates, (B) cause KB to purchase any note or other evidence of indebtedness of KB or any of its Affiliates to the Partnership for a price equal to the Partnership's cost thereof, or (C) cause KB to lend funds to the Partnership on a secured non-recourse basis at an interest rate equal to the effective interest rate of the obligation constituting the security therefor in an amount, equal to the principal value thereof plus any accrued interest; provided, however, that the General Partner may determine in its sole discretion which of the three (3) foregoing alternatives shall be taken;

                           3. (i) to incur additional Debt for the purpose of funding (A) pre-existing capital projects, (B) working capital requirements, (C) distributions required to be made under this Agreement, and (D) other routine capital needs in the ordinary course of the Partnership's business and (ii) to refinance any Debt of the Partnership;

                           4. to exercise the aforementioned rights in respect of any Subsidiary of the Partnership;

and any other actions, which in the determination of the chief financial officer or the Limited Partner, are substantially related to and in furtherance of any of the foregoing enumerated actions.

                                                                     EXHIBIT 3.7

                         FORM OF COMPLIANCE CERTIFICATE

         Each of the undersigned, being the chief financial officer of KB and the chief financial officer of [_____] (the "Partnership"), respectively, hereby certifies the following:

         1.       I am familiar with the financial affairs of the Partnership.

         2. There has been no withdrawal by the General Partner or any dissolution (or event or circumstance that, but for the agreements set forth in Section 8.2 of the Partnership Agreement between KBLP and KBI Sub dated as of [__________], 1998 (the "Partnership Agreement"), would constitute dissolution) of the Partnership within the meaning of the Delaware Revised Uniform Limited Partnership Law (6 Del. C. Section 17-101 et seq.) as amended.

         3. No Put Option Event (as defined in the Master Restructuring Agreement) has occurred.

         4. The Profits of the Partnership, taking into account the results of the Partnership for the portion of the Fiscal Year through the end of the Fiscal Quarter ending [__] (Profits being calculated for such purpose as if the taxable year of the Partnership had been such Fiscal Quarter or Fiscal Quarters), together with our reasonable, good faith estimates of the Profits of the Partnership for the remainder of the Fiscal Year of which such Fiscal Quarter is a part, [ARE] [ARE NOT] [USE ONE OF THE FOREGOING] sufficient so that there will not be any Allocation Shortfall for such Fiscal Year. [INCLUDE THE FOLLOWING SENTENCE IF AN ALLOCATION SHORTFALL MAY OCCUR: THE ESTIMATED AMOUNT OF THE ALLOCATION SHORTFALL FOR SUCH FISCAL YEAR IS $ _________ .]

         5. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Partnership Agreement.


Date: ____________


[KB]*                                                       [PARTNERSHIP]



By    _______________________________________________       By    ________________________________________________
      [NAME]                                                      [NAME]
      Chief Financial Officer                                     Chief Financial Officer


* Signature of the Chief Financial Officer of KB is required as provided in Sections 3.6(e) and 3.7.

                                                                     EXHIBIT 6.5

PARTNERSHIP INCOME AND LOSS

(1)      Partnership taxable income                                                                         __________

(2)      Total adjustments:(1)                                                                              __________

         (i)      Exempt Income                                         __________

         (ii)     705(a)(2)(B) expenditures                            (__________)

         (iii)    Asset value adjustments                               ______(net)
                               gain_______
                               (loss)_____

         (iv)     Disposition of property                               ______(net)
                               gain________
                               (loss)______

         (v)      Depreciation/amortization                             __________

         (vi)     734(b) adjustments                                    __________

(3)      Partnership book income or (loss) [(1) PLUS (2)]                                                   ==========

(4)      Specially allocated items (total GP & LP)                                                          __________


                  SPECIAL ALLOCATIONS PER SECTIONS 4.3 AND 4.4
                   INCOME OR GAIN (DEDUCTION, EXPENSE OR LOSS)

       Subsection(2)              General Partner           Limited Partner
       -------------              ---------------           ---------------
    _________________________ ________________________ _________________________
    _________________________ ________________________ _________________________
    _________________________ ________________________ _________________________
    _________________________ ________________________ _________________________

          Totals
                              ======================== =========================

__________________

1. In accordance with clauses (i) through (vi) of the definition of "Profits and Losses".

2. Separately state specially allocated items for each subsection 4.3(a) through 4.3(q) and Section 4.4.

PARTNERSHIP INCOME AND LOSS

(5)      Profits and Losses [(3) LESS (4)]                           -----------

                       PROFITS ALLOCATIONS PER SECTION 4.1

       Subsection(1)             General Partner           Limited Partner
--------------------------- ------------------------  ------------------------
          4.1(a)            ------------------------  ------------------------

          4.1(b)            ------------------------  ------------------------

          4.1(c)            ------------------------  ------------------------

          4.1(d)            ------------------------  ------------------------

          4.1(e)            ------------------------  ------------------------

          4.1(f)            ------------------------  ------------------------

          4.1(g)            ------------------------  ------------------------

          4.1(h)            ------------------------  ------------------------

          Totals            ========================  ========================

                       LOSSES ALLOCATIONS PER SECTION 4.1

       Subsection(1)             General Partner           Limited Partner
--------------------------- ------------------------  ------------------------
          4.2(a)            ------------------------  ------------------------

          4.2(b)            ------------------------  ------------------------

          4.2(c)            ------------------------  ------------------------

          Totals            ========================  ========================

(6) Allocation of Partnership book income or loss in total (specially allocated items and allocated Profits or Losses)



General Partner ------------------------     Limited Partner -------------------

CAPITAL ACCOUNT BALANCE

                                   General Partner           Limited Partner
                                 --------------------   ------------------------
Opening Balance                  --------------------   ------------------------

     Contributions               --------------------   ------------------------

     Distributions               --------------------   ------------------------

Distributive Share of Partnership
         Book Income or Loss     --------------------   ------------------------

Ending Balance                   ====================   ========================